Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2009, is by and among Global Telecom & Technology Americas, Inc., a Virginia corporation (the “Purchaser”); GTT-EMEA, Limited., a company organized under the laws of the United Kingdom (“Purchaser Europe”); WBS Connect, L.L.C., a Colorado limited liability company (“WBS LLC”); TEK Channel Consulting, LLC, a Colorado limited liability company (“TEK Channel”); WBS Connect Europe Ltd., a company formed under the laws of Ireland (“WBS Europe” and, together with WBS LLC and TEK Channel, the “Companies”); Scott Charter, an individual (“Charter”); and Michael Hollander, an individual (“Hollander” and, together with Charter, the “Sellers”).

R E C I T A L S:

A.                 The Sellers collectively own, beneficially and of record, all of the issued and outstanding Equity Interests in WBS LLC and TEK Channel, and WBS LLC owns, beneficially and of record, all of the issued and outstanding Equity Interests in WBS Europe (all of such Equity Interests in WBS LLC, TEK Channel and WBS Europe, collectively, the “Purchased Equity Interests”).

B.                 The Companies are engaged in the business of providing high bandwidth Internet Protocol (IP)-based and data transport services to providers and end-users in North America, Europe and Southeast Asia (the “Business”).

C.                 The parties would like to enter into a transaction in which: (i) Purchaser Europe purchases from WBS LLC all of its Purchased Equity Interests in WBS Europe, and WBS LLC sells such Purchased Equity Interests to Purchaser Europe; and (ii) immediately after consummation of the purchase and sale referred to in clause (i) of this Recital C, the Purchaser purchases from the Sellers all of their respective Purchased Equity Interests in WBS LLC and TEK Channel, and the Sellers sell such Purchased Equity Interests to the Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement.

D.                 Capitalized terms used herein are defined in Article IX.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1       The Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)                Purchaser Europe hereby agrees to purchase from WBS LLC all of the Purchased Equity Interests in WBS Europe owned by WBS LLC, and WBS LLC hereby agrees to sell to Purchaser Europe all of such Purchased Equity Interests, free and clear of all Liens, for aggregate consideration consisting of one hundred forty-six thousand dollars ($146,000) in cash (the “Cash Europe Transaction Consideration”); and

(b)                the Purchaser hereby agrees to purchase from each Seller all of the Purchased Equity Interests in each of WBS LLC and TEK Channel owned by such Seller, and each Seller hereby agrees to sell to the Purchaser all of such Purchased Equity Interests, free and clear of all Liens, for consideration (the “U.S. Transaction Consideration” and, together with the Cash Europe Transaction Consideration, the “Transaction Consideration”) consisting of:

(i)                             payment to the Sellers of the amount of cash equal to the sum of: (1) one million six hundred fifty-four thousand dollars ($1,654,000) (the “Base U.S. Cash Transaction Consideration”); and (2) the amount necessary to fully satisfy and pay off the SVB Debt as of the Closing (as provided in Section 1.3(b)), allocated between the Sellers as set forth on Schedule A, subject to adjustment pursuant to Section 1.6(a) (the “Cash U.S. Transaction Consideration”);

(ii)                            issuance to the Sellers of an aggregate of five hundred thousand eight hundred seventy (500,870) shares of Purchaser Parent Common Stock, allocated between the Sellers as set forth on Schedule A hereto and consisting of the Initial Installment Shares, the Second Installment Shares and the Third Installment Shares (the “Stock U.S. Transaction Consideration”); and

(iii)                           issuance to the Sellers of promissory notes, in aggregate initial principal amount of seven hundred fifty thousand dollars ($750,000), allocated between the Sellers as set forth on Schedule A, in the respective forms attached hereto as Exhibits A-1 and A-2 (the “Notes U.S. Transaction Consideration”).

(b)       The Stock U.S. Transaction Consideration and Notes U.S. Transaction Consideration will each be subject to cancellation in connection with: (i) satisfaction of any Downward Post-Closing NWC Adjustment Amount as provided in Section 1.6(c); or (ii) satisfaction of any indemnification claims as provided in Section 7.6(a).

1.2       Closing.

(a)                The closing of the purchase and sale of the Purchased Equity Interests hereunder (the “Closing”) will take place: (i) at the offices of Kelley Drye & Warren LLP, located at 3050 K Street, N.W., Suite 400, Washington, D.C. 20007; (ii) at 10:00 a.m. (eastern time) on the fifth (5th) Business Day after the date on which the last to be satisfied or waived of the conditions set forth in Article VI (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the waiver or satisfaction of those conditions) has been satisfied or waived in accordance with this Agreement; or (iii) at such other place, time and date as the Purchaser, Purchaser Europe and the Sellers shall mutually agree in writing.  The “Closing Date” shall be the date upon which the Closing occurs.

(b)                The purchase and sale of the Purchased Equity Interests in WBS Europe described in Section 1.1(a) will occur immediately prior to the purchase and sale of the Purchased Equity Interests in WBS LLC and TEK Channel described in Section 1.1(b).

1.3       Payment of Cash Transaction Consideration.  Subject to the terms and conditions of this Agreement, at the Closing:

(a)                          the Cash Europe Transaction Consideration shall be paid by Purchaser Europe to WBS LLC, by wire transfer of immediately available funds to WBS LLC’s account, and an amount of cash equal to the Cash Europe Transaction Consideration shall immediately thereafter (and prior to the purchase and sale of the Purchased Equity Interests in WBS LLC described in Section 1.1(b)) be distributed by WBS LLC to the Sellers; and

(b)                          the Cash U.S. Transaction Consideration (as adjusted pursuant to Section 1.6(a)) shall be paid by the Purchaser, by wire transfer of immediately available funds, as follows:

(i)                             to One Step, on behalf of WBS LLC, WBS Inc. and TEK Channel, seven hundred fifty thousand dollars ($750,000), in satisfaction of the One Step Debt, pursuant to the One Step Release Agreement;

(ii)                            to SVB, on behalf of WBS LLC, WBS Inc. and TEK Channel, such amount as is necessary to fully satisfy and pay off the SVB Debt as of the Closing;

(iii)                           to Burns Figa & Will, P.C., legal counsel to the Companies, on behalf of the Companies, any amount in excess of twenty-five thousand dollars ($25,000) necessary to satisfy in full all outstanding legal fees and expenses incurred by the Companies and the Sellers in connection with the transactions contemplated by this Agreement; and

(iv)                            the balance to the Sellers.

In order to facilitate the payments contemplated by this Section 1.3(b), the Sellers will deliver the Closing Memorandum to the Purchaser not more than five (5) Business Days or less than three (3) Business Days prior to the Closing.

1.4       Delivery of Stock U.S. Transaction Consideration.  Subject to the terms and conditions of this Agreement and cancellation in connection with: (x) satisfaction of any Downward Post-Closing NWC Adjustment Amount as provided in Section 1.6(c); or (y) satisfaction of any indemnification claims as provided in Section 7.6, the Purchaser shall:

(a)       on the six (6) month anniversary of the Closing Date, deliver the Initial Installment Shares to the Sellers (allocated between the Sellers as set forth on Schedule A);

(b)       on the twelve (12) month anniversary of the Closing Date, deliver the Second Installment Shares to the Sellers (allocated between the Sellers as set forth on Schedule A); and

(c)       on the eighteen (18) month anniversary of the Closing Date, deliver the Third Installment Shares to the Sellers (allocated between the Sellers as set forth on Schedule A).

The Purchaser shall, upon each delivery of Initial Installment Shares, Second Installment Shares or Third Installment Shares, deliver to each Seller the stock certificate for the applicable shares.  For the avoidance of doubt, the right to receive Initial Installment Shares, Second Installment Shares and Third Installment Shares may be cancelled at any time prior to their delivery and the Initial Installment Shares, Second Installment Shares and Third Installment Shares may be cancelled at any time after their delivery, in each case as provided in this Agreement.

1.5       Closing Deliveries.

(a)                          Seller Closing Deliveries.  Subject to the terms and conditions of this Agreement, at and in connection with the Closing:

(i)                                    WBS LLC shall assign and transfer to Purchaser Europe all of its right, title and interest in and to its Purchased Equity Interests in WBS Europe by delivering to Purchaser Europe the certificate representing such Purchased Equity Interests, duly endorsed in blank or accompanied by a duly executed stock power endorsed in blank;

(ii)                                   the Sellers shall each assign and transfer to the Purchaser all of their respective right, title and interest in and to their respective Purchased Equity Interests in WBS LLC and TEK Channel, by delivering to the Purchaser such instruments of transfer as are satisfactory to the Purchaser, duly executed by the applicable Seller;

(iii)                                  the Sellers shall each deliver to the Purchaser and Purchaser Europe a Consent of Spouse, each in the form attached hereto as Exhibit B (each, a “Consent of Spouse”), duly executed by the spouse of such Seller;

(iv)                                   the Sellers shall deliver to the Purchaser and Purchaser Europe a written resignation of each director (or person performing a similar function) of each of the Companies, in each case effective as of the Closing;

(v)                                    the Sellers shall deliver to the Purchaser and Purchaser Europe a termination and release agreement, in form satisfactory to the Purchaser (the “One Step Release Agreement”), duly executed by One Step, Charles Gucker and Christopher Zydel;

(vi)                                   the Sellers shall deliver to the Purchaser and Purchaser Europe a receipt and release agreement concerning the SVB Debt, in form satisfactory to the Purchaser, along with evidence satisfactory to the Purchaser of the release of any Encumbrances on any of the Companies, any of their respective assets, or any of the Purchased Equity Interests relating to the SVB Debt;

(vii)                                  the Sellers shall each deliver to the Purchaser and Purchaser Europe an IRS Form W-9, completed and duly executed by such Seller;

(viii)                                 the Sellers shall deliver to the Purchaser and Purchaser Europe termination and release agreements, in form satisfactory to the Purchaser (the “Employee Options Release Agreements”), duly executed by each holder of options under the WBS LLC Stock Option Plan;

(ix)                                   the Sellers shall deliver to the Purchaser and Purchaser Europe: (A) with respect to each of the Companies Employees offered employment with the Purchaser as described in Section 5.6(a), an Offer Letter, duly executed by such Companies Employee; and (B) with respect to each of the Companies Employees whose employment is to be terminated as described in Section 5.6(a), a Separation Agreement, duly executed by such Companies Employee;

(x)                                    the Sellers shall deliver to the Purchaser and Purchaser Europe employment agreements, each in a form identical to the existing employment agreements between WBS LLC and each of Greg Sadler, Chad Jensen and Jake Cummins except that the Purchaser will replace WBS LLC as the employer;

(xi)                                   the Sellers shall deliver to the Purchaser and Purchaser Europe an invoice and release letter, in a form satisfactory to the Purchaser, from Burns Figa & Will, P.C., legal counsel to the Companies and the Sellers, concerning the fees and expenses of the Companies and the Sellers as of the Closing Date;

(xii)                                  the Sellers shall deliver to the Purchaser and Purchaser Europe the seal, minute book and Equity Interest transfer records of each of the Companies, and deliver all original entity records and documents of each of the Companies not then in possession of the Companies but in the possession or control of the Sellers;

(xiii)                                 the Sellers shall deliver to the Purchaser and Purchaser Europe a certificate, dated as of the Closing Date, duly executed by the Sellers, relating to the satisfaction of the Closing conditions set forth in Sections 6.1(a) and (b) (the “Seller Closing Certificate”);

(xiv)                                  the Sellers shall deliver to the Purchaser and Purchaser Europe a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of each of the Companies, relating to: (A) the incumbent officers of each of the Companies; (B) resolutions of the board of directors (or persons performing a similar function) of each of the Companies approving the transactions contemplated by this Agreement; (C) copies of the Organizational Documents of each of the Companies, each certified by the appropriate Governmental Authority as of a date as near as reasonably practicable to the Closing Date; and (D) a good standing certificate for each of the Companies for its jurisdiction of organization and each foreign jurisdiction in which it is qualified, each dated as of a date as near as reasonably practicable to the Closing Date;

(xv)                                   the Sellers shall deliver to the Purchaser an affidavit of each of the Sellers, and shall deliver to Purchaser Europe an affidavit of WBS LLC, dated as of the Closing Date and duly executed by the applicable Seller (in the case of the affidavit of such Seller) and by either Seller (in the case of the affidavit of WBS LLC), certifying that such Seller is not a “foreign person” within the meaning of Code section 1445, in substantially the form set forth in Treasury Regulation section 1.1445-2(b)(2)(iv)(A) (as to each Seller) or Treasury Regulation section 1.445-2(b)(2)(iv)(B) (as to WBS LLC); and

(xvi)                                  the Sellers shall deliver to the Purchaser and Purchaser Europe such other documents or instruments, in form and substance reasonably acceptable to the Purchaser and Purchaser Europe, as the Purchaser and Purchaser Europe may deem reasonably necessary or as may be required to consummate the transactions contemplated hereby.

(b)                          Purchaser and Purchaser Europe Closing Deliveries.  Subject to the terms and conditions of this Agreement, at and in connection with the Closing:

(i)                                    Purchaser Europe shall make the payment of the Cash Europe Transaction Consideration to WBS LLC pursuant to Section 1.3(a);

(ii)                                   the Purchaser shall make the payments of the Cash U.S. Transaction Consideration to the applicable recipients pursuant to Section 1.3(b);

(iii)                                  the Purchaser shall deliver to each of the Sellers: (A) a promissory note constituting such Seller’s Notes U.S. Transaction Consideration, and (B) a guarantee by Purchaser Parent of the Purchaser’s obligations under such promissory note, in the form attached hereto as Exhibit C, executed by Purchaser Parent;

(iv)                                   the Purchaser shall deliver to the Sellers, at least ten (10) days prior to the Closing, the Employee Offer Letters, each duly executed by the Purchaser; and

(v)                                    the Purchaser shall deliver to the Sellers an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of the Purchaser, relating to the satisfaction of the Closing conditions set forth in Sections 6.2(a) and (b) (the “Purchaser Closing Certificate”).

1.6       NWC Adjustments.

(a)                          NWC Adjustment at Closing.  The Sellers shall prepare in consultation with the Purchaser, and deliver to the Purchaser, not more than seven (7) Business Days nor less than three (3) Business Days prior to the Closing Date, a statement (the “Preliminary NWC Statement”) setting forth their good faith estimated calculation of the NWC as of the Closing, which shall be prepared in accordance with GAAP and include reasonable support for the calculations made therein.  The Cash U.S. Transaction Consideration paid at the Closing pursuant to Section 1.3 shall be reduced, on a dollar for dollar basis (the “Closing NWC Adjustment”), to the extent (if any) that the NWC set forth on the Preliminary NWC Statement (the “Estimated NWC”) is less than negative seven million one hundred thousand dollars (-$7,100,000) (the “Target NWC”).

(b)                          Post-Closing NWC Statement.  Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a statement (the “Post-Closing NWC Statement”) setting forth their calculation of the NWC as of the Closing, which shall be prepared in accordance with GAAP and include reasonable support for the calculations made therein.  If the Sellers disagree with the Post-Closing NWC Statement, the Sellers may, within ten (10) Business Days after its delivery, provide written notice thereof to the Purchaser (the “NWC Dispute Notice”), which shall provide reasonable detail concerning each item that they dispute on the Post-Closing NWC Statement and include reasonable support for each such position; provided, however, that the only bases for dispute shall be: (i) non-compliance with GAAP; and (ii) computational errors.  During such ten (10) Business Day period and any subsequent time period in which the Post-Closing NWC Statement is being disputed as provided in this Section 1.6(b), the Purchaser shall provide the Sellers and their representatives with reasonable access, upon reasonable notice and during times mutually and reasonably agreeable to the Purchaser, on the one hand, and the Sellers, on the other hand, to the books, records and working papers of the Companies related to the calculations underlying the Post-Closing NWC Statement. Unless the Sellers deliver an NWC Dispute Notice within ten (10) Business Days after delivery of the Post-Closing NWC Statement, such Post-Closing NWC Statement shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon all parties.  Any items or calculations not disputed by the Sellers in the NWC Dispute Notice shall be conclusively deemed to have been agreed upon by the Sellers and shall be final and binding upon all parties.  For a period of fifteen (15) Business Days after receipt by the Purchaser of the NWC Dispute Notice, the Purchaser and the Sellers shall use good faith commercially reasonable efforts to resolve the disputed items on the NWC Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing NWC Statement shall be revised to the extent necessary to reflect such resolution, shall be conclusively deemed the “Final Post-Closing NWC Statement”, and shall be final and binding upon all parties.  If the Purchaser and the Sellers are unable to resolve all of the disputed items on the NWC Dispute Notice within such fifteen (15) Business Day period, they shall jointly engage a nationally-recognized accounting firm reasonably acceptable to the Purchaser, on the one hand, and the Sellers, on the other hand, with no prior relationship with any of the parties or any of their respective Affiliates (the “Independent Accountants”) and submit the disputed items to the Independent Accountants for resolution.  The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing NWC Statement being disputed by the Purchaser and the Sellers as of the time of engagement of the Independent Accountants.  The Purchaser and the Sellers shall instruct the Independent Accountants to not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Purchaser, on the one hand, or the Sellers, on the other hand (as applicable), or less than the dollar amount for such item assigned by the Purchaser, on the one hand, or the Sellers, on the other hand (as applicable).  Promptly, but no later than thirty (30) days after engagement, the Independent Accountants shall deliver a written report to the Purchaser and the Sellers as to their resolution of the disputed items, which include the resulting Post-Closing NWC Statement incorporating such resolution.  The Post-Closing NWC Statement, as determined by the Independent Accountants, shall be conclusively deemed the “Final Post-Closing NWC Statement” and shall be final and binding upon all parties.  The NWC as of the Closing set forth on the Final Post-Closing NWC Statement is referred to herein as the “Final NWC.”  The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 1.6(b) shall be borne by the Purchaser, on the one hand, or by the Sellers (jointly and severally), on the other hand, in proportion to the amounts of the disputed items on the NWC Dispute Notice, as compared to such items as determined by the Independent Accountants and set forth on its Final Post-Closing NWC Statement, with such fees and expenses to be paid by the Purchaser and Purchaser Europe (jointly and severally), on the one hand, or the Sellers (jointly and severally), on the other hand (as applicable), to the Independent Accountants within five (5) Business Days after the Independent Accountants’ determination of the Final NWC.

(c)                          Post-Closing NWC Adjustment.  In addition to the Closing NWC Adjustment pursuant to Section 1.6(a),: (i) the Transaction Consideration shall be reduced, on a dollar for dollar basis, by the amount (if any) by which the Final NWC is less than the Estimated NWC (a “Downward Post-Closing NWC Adjustment Amount”); or (ii) if the Estimated NWC was less than the Target NWC and the Final NWC is greater than the Estimated NWC, the Transaction Consideration shall be increased, on a dollar for dollar basis, by an amount equal to the difference between the Estimated NWC and the lesser of (A) the Final NWC or (B) the Target NWC (an “Upward Post-Closing Adjustment Amount”).  Any Downward Post-Closing NWC Adjustment Amount shall be satisfied, within five (5) Business Days after determination of the Final NWC: (i) first, by cancellation of the number of shares of Stock U.S. Transaction Consideration equal to: (A) the Downward Post-Closing NWC Adjustment Amount; divided by (B) the greater of (A) one dollar and fifteen cents ($1.15) (as adjusted in response to any stock split, reverse stock split, combination or similar transaction affecting Purchaser Parent Common Stock occurring after the date of this Agreement) or (B) the Purchaser Parent Common Stock Price as of the date of determination of the Final NWC; (ii) second, to the extent that the Stock U.S. Transaction Consideration is insufficient to satisfy the Downward Post-Closing Adjustment Amount in full, by cancellation of the Notes U.S. Transaction Consideration; and (iii) third, to the extent that the Stock U.S. Transaction Consideration and the Notes U.S. Transaction Consideration are insufficient to satisfy the Downward Post-Closing Adjustment Amount in full, by payment in cash by the Sellers, jointly and severally, to the Purchaser and Purchaser Europe(allocated between the Purchaser and Purchaser Europe in proportion to the Transaction Consideration for the Purchased Equity Interests that each is purchasing hereunder), by wire transfer of immediately available funds to their account. Cancellation of Stock U.S. Transaction Consideration or Notes U.S. Transaction Consideration pursuant to this Section 1.6(c) shall be as provided in Section 7.6(c).  Any Upward Post-Closing NWC Adjustment Amount shall be satisfied, within five (5) Business Days after determination of the Final NWC, by payment in cash by the Purchaser and Purchaser Europe (jointly and severally) to the Sellers (allocated between the Purchaser and Purchaser Europe in proportion to the Transaction Consideration for the Purchased Equity Interests that each is purchasing hereunder), by wire transfer of immediately available funds to the Sellers’ accounts.  If any cash payment required under this Section 1.6(c) is not made in full within five (5) Business Days after determination of the Final NWC, such payment will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

1.7       Employment Agreements.  At the same time as this Agreement is executed and delivered by the parties, Purchaser Parent and each of the Sellers is entering into an Employment Agreement, of even date herewith, in the respective forms attached hereto as Exhibits D-1 and D-2 (the “Employment Agreements”), which are effective conditioned upon the occurrence of the Closing.

1.8       Management Agreement.  At the same time as this Agreement is executed and delivered by the parties, the Purchaser, the Companies and certain other parties are entering into a Management Agreement, of even date herewith, in the form attached hereto as Exhibit E (the “Management Agreement”).

1.9       SVB Term Sheet.  Prior to the time at which this Agreement was executed and delivered by the parties, the Purchaser received from SVB a term sheet summarizing the terms and conditions on which SVB would agree to increase the existing line of credit of Purchaser Parent and the Purchaser with SVB (the “SVB Term Sheet”), a copy of which is attached hereto as Exhibit F.

1.10      Income Tax Treatment.  The parties intend that for federal Income Tax purposes, and for Income Tax purposes in each other jurisdiction in which such treatment is required or permitted under applicable Tax Law:

(a)                          the transactions contemplated by this Agreement shall be treated as occurring in the following order and having the following effects:

(i)                             the sale by WBS LLC, and purchase by Purchaser Europe, of the Purchased Equity Interests in WBS Europe shall occur first, and any gain or loss on such sale shall be reported on the final partnership Income Tax Returns of WBS LLC for its final taxable year ending on the Closing Date and shall be taxable to the Sellers;

(ii)                            the distribution by WBS LLC to the Sellers of cash equal to the Cash Europe Transaction Consideration shall occur second; and

(iii)                           the purchase and sale of the Purchased Equity Interests in WBS LLC and TEK Channel shall occur third and shall be treated, pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 CB 432, as having the following effects:

(A)                   the Sellers shall be deemed to have sold all the issued and outstanding Equity Interests in WBS LLC and TEK Channel in a sale of partnership interests that: (A) is taxable to the Sellers under Code section 741, and (B) results in the termination of each such partnership under Code section 708(b)(1)(A);

(B)                   the Purchaser shall be deemed to have purchased all the assets of each of WBS LLC and TEK Channel from the Sellers, with the Sellers deemed to have received such assets as a liquidating distribution upon the deemed liquidation of each of WBS LLC and TEK Channel prior to the purchase;

(C)                   the final Taxable year of each of WBS LLC and TEK Channel shall end as of the close of business on the Closing Date; and

(D)                   immediately following the Closing Date, each of WBS LLC and TEK Channel shall be disregarded as an entity separate from its owner (i.e., the Purchaser), as described in Treasury Regulation section 301.7701-3(b)(ii) (unless the Purchaser causes one or both of such Companies to elect under Treasury Regulation section 301.7701-3(c) to be treated for federal Tax purposes as an association taxable as a corporation); and

(b)                          any reduction in principal amount, or cancellation, of any Notes U.S. Transaction Consideration shall be treated as a “purchase price reduction” for purposes of Code section 108(e)(5).

ARTICLE II
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANIES

The Sellers jointly and severally represent and warrant to the Purchaser and Purchaser Europe as follows.

2.1       Existence; Good Standing; Authority; Enforceability.

(a)       Each of the Companies is a limited liability company or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all required power and authority to own or lease its properties and assets and to conduct its business as presently conducted.  Each of the Companies is duly qualified to do business and in good standing as a foreign entity in all jurisdictions in which the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.  Section 2.1(a) of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which each of the Companies is qualified to do business as a foreign entity.

(b)       Each of the Companies has all required power and authority to execute and deliver this Agreement and any other agreements, documents and instruments required to be executed and delivered by the parties under this Agreement (collectively, the “Transaction Documents”) to which such Company is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Companies of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Company.

(c)       This Agreement and each of the other Transaction Documents to which each of the Companies is or will be a party has been, or will be, duly and validly executed and delivered by such Company and (assuming due authorization, execution and delivery by each other party thereto) constitutes or will constitute, a legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except for the Equitable Exceptions.

2.2       No Conflicts; Consents.

(a)                          The execution and delivery by any of the Companies and the Sellers of this Agreement and any other Transaction Documents to which they are or will be a party do not, and the consummation of the transactions contemplated hereunder and thereunder will not: (i) violate the Organizational Documents of any of the Companies; (ii) assuming receipt by any of the Companies of the Contractual Consents, constitute a material breach of or result in a material default under (with or without the giving of notice or the lapse of time), or result in the other party having a right of termination, cancellation or acceleration under, any Contract to which any of the Companies is a party or to which any of its assets is subject; (iii) assuming receipt by any of the Companies of the FCC Approval, result in violation of any applicable Law; (iv) result in the creation or imposition of any Lien upon any of the respective assets or properties of any of the Companies or upon the Purchased Equity Interests; (v) except as set forth on Section 2.2(a) of the Disclosure Schedule, result in the payment of, or the creation of any obligation, absolute or contingent, to pay, on behalf of any of the Companies, any severance, termination, “golden parachute” or other similar payment, whether pursuant to a Contract or under applicable Law with respect to any employee of any of the Companies; or (vi) assuming receipt by the Companies of the FCC Approval, give any Governmental Authority the right to revoke, suspend, modify or terminate any Companies Governmental Authorization.

(b)                          Except for: (i) the FCC Approval; and (ii) the approvals of the counterparties to Contracts to which the Companies is a party or to which any of their respective assets are bound, each of which is set forth in Section 2.2(b) of the Disclosure Schedule (collectively, the “Contractual Consents”), no notice to, or consent of or with, any Governmental Authority or any Judicial Authority or, with respect to any Contract to which any of the Companies is a party or to which any of its assets or properties is subject, any third Person, is required to be obtained by any of the Companies in connection with the execution and delivery by the Companies and the Sellers of this Agreement and the other Transaction Documents to which they are a party or the consummation of the transactions contemplated hereunder and thereunder.

2.3       Capitalization.  All of the outstanding Equity Interests in WBS LLC and TEK Channel are held by the Sellers in the respective amounts set forth on Schedule A and such Equity Interests are the only outstanding Equity Interests in WBS LLC and TEK Channel.  All of the outstanding Equity Interests in WBS Europe are held by WBS LLC in the amount set forth on Schedule A and such Equity Interests are the only outstanding Equity Interests in WBS Europe.  There has never, in the past, been any owners of any Equity Interests in WBS LLC or TEK Channel other than the Sellers. There has never, in the past, been any owners of any Equity Interests in WBS Europe other than WBS LLC.  WBS Inc. does not now, and has never in the past, held any tangible or intangible assets or rights, or incurred any Liabilities, in each case that relate to the Companies’ Business.  All of the outstanding Equity Interests in each of the Companies have been duly authorized and validly issued and (to the extent that such concepts are applicable to such type of Equity Interest), are fully paid and non-assessable, and none of them are subject to or were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or any other applicable securities law.  Except for: (a) the options under the WBS LLC Stock Option Plan listed on Section 2.3 of the Company Disclosure Schedule, each of which shall be terminated pursuant to the Employee Options Release Agreements as provided in Section 1.5(a)(ix); and (b) the Vencore Warrant, which shall be terminated pursuant to the Vencore Consent and Warrant Termination Agreement as provided in Section 6.1(e), there are no outstanding subscriptions, options, warrants or other agreements or commitments or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into), or obligating any of the Companies to issue, any of its Equity Interests, or giving any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the benefit of the holders of any Equity Interests in such Company (solely in their capacity as a holder).  None of the Companies is subject to any obligation (contingent or otherwise) to repurchase, redeem, call or otherwise retire, or to register, any of its Equity Interests.  Except as set forth on Section 2.3 of the Disclosure Schedule, there are no Contracts with respect to the: (i) voting of any Equity Interests in any of the Companies (including any proxy or manager nomination rights); or (ii) transfer of, or transfer restrictions on, any Equity Interest in any of the Companies. None of the Companies is a successor in interest to any other Person, whether by merger, consolidation or other business combination, reorganization, acquisition of assets or otherwise.

2.4       Subsidiaries. Neither TEK Channel nor WBS Europe has any Subsidiaries.  WBS Europe is the only Subsidiary of WBS LLC.  WBS LLC is the sole beneficial and lawful record owner of all of the Equity Interests in WBS Europe, none of such Equity Interests are subject to any community property or similar interest held by any other Person, WBS LLC has not transferred to any other Person any rights or interest in any of such Equity Interests, and WBS LLC has good, valid and marketable title to all of such Equity Interests, free and clear of any and all Liens.  The sale by WBS LLC to Purchaser Europe of the Equity Interests in WBS Europe pursuant to this Agreement will convey to Purchaser Europe good, valid and marketable title to such Equity Interests, free and clear of any and all Liens and restrictions other than restrictions of general applicability imposed by federal or state securities Laws.  The Equity Interests in WBS Europe being sold by WBS LLC to Purchaser Europe pursuant to this Agreement are the only Equity Interests of WBS Europe, or other securities or rights convertible into or exercisable for, any Equity Interest of WBS Europe, that are directly or indirectly owned by WBS LLC or in which WBS LLC otherwise has any direct or indirect interest.  There are no Contracts between WBS LLC and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Equity Interests in WBS Europe.

2.5       Financial Statements; Accounts Receivable and Payable; Financial Controls.

(a)                          Attached as Section 2.5(a) of the Disclosure Schedule are: (i) the unaudited consolidated balance sheet of the Companies as at December 31, 2008, together with the related unaudited consolidated statements of income, equityholder’s equity and cash flows of the Companies for the year then ended (the “2008 Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Companies as of August 31, 2009, together with the related unaudited consolidated statements of income, equityholder’s equity and cash flows of the Companies for the eight (8) month period then ended (the “2009 Financial Statements” and, together with the 2008 Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (other than audit adjustments that will not, individually or in the aggregate, be material and the omission of footnotes) and, in all material respects, the books and records of the Companies, consistent with past practices of the Companies, and present fairly, in all material respects, the consolidated financial condition of the Companies as of such dates and the consolidated results of operations of the Companies for the periods then ended.  None of the Companies is a party to, or has any commitment to become a party to, any off-balance sheet arrangements.

(b)                          All of the accounts receivable of the Companies: (i) represent valid obligations of customers of the Companies arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and collectible in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date), subject to any allowance for doubtful accounts set forth in the 2009 Financial Statements.  Except as set forth on Section 2.5(b)(i) of the Disclosure Schedule, none of the Companies has modified, discounted, set off or accelerated the collection of any of its accounts receivable. Except as set forth on Section 2.5(b)(ii) of the Disclosure Schedule, no accounts payable of any of the Companies has been outstanding for more than ninety (90) days.  None of the Companies has delayed any of the payment terms or otherwise paid any of the accounts payable of such Company outside the ordinary course of its business consistent with past practice.

(c)                          The Companies maintain books and records that accurately and completely reflect their respective assets and liabilities and each Company has internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Companies in accordance with GAAP and to maintain accountability for the respective assets and liabilities of the Companies; (iii) receipts and expenditures of the Companies are executed only in accordance with management’s authorization; (iv) unauthorized acquisition, disposition or use of assets is prevented or timely detected; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  There are no weaknesses in the design or operation of such internal accounting controls that could adversely affect the ability of the Companies to initiate, record, process and report financial data.

2.6       Absence of Liabilities; Indebtedness.

(a)                          Except for: (i) Liabilities set forth on the 2009 Financial Statements; (ii) Liabilities incurred after August 31, 2009 in the ordinary course of business (none of which results from or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), which are not material, either individually or in the aggregate; and (iii) as set forth on Section 2.6(a) of the Disclosure Schedule, none of the Company has any material Liabilities.

(b)                          Except for: (i) for trade payables incurred in the ordinary course of business and either set forth on the 2009 Financial Statements or incurred since August 31, 2009 (none of which results from or relates to any breach of contract, breach of warranty, tort, infringement or violation of law); and (ii) as set forth on Section 2.6(b) of the Disclosure Schedule, none of the Companies has any Indebtedness.

2.7       Absence of Certain Changes.  Except as set forth in Section 2.7 of the Disclosure Schedule, since August 31, 2009, there has not been any event or change in any of the Companies which has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 2.7 of the Disclosure Schedule, since August 31, 2009, each of the Companies has conducted its business and affairs only in the ordinary course of business consistent with past practice, and there has not been any:

(a)                          transaction entered into by any of the Companies other than in the ordinary course of business;

(b)                          amendment, rescission or termination of any Material Contract or Companies Governmental Authorization;

(c)                          sale, lease or other disposition of, or Lien (other than Permitted Liens) of, any material asset of any of the Companies, except for sales of inventory in the ordinary course of business;

(d)                          capital expenditure by any of the Companies (or series of related capital expenditures) not reflected on the 2009 Financial Statements;

(e)                          creation, incurrence, assumption or guarantee by any of the Companies of any Indebtedness;

(f)                          except as required by applicable Law or the terms of any Employee Plan, increase, or incurrence of an obligation to increase, by any of the Companies of any bonuses, salaries or other compensation payable to any employee, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing or other management-level employees);

(g)                          except as required by applicable Law, adoption of, or amendment to, or announcement of a pending adoption or amendment to, or change in the calculation of payments to or benefits under, any Employee Plan;

(h)                          acquisition of or agreement to acquire by merging with, or by purchasing a substantial equity in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions by any of the Companies;

(i)                          except as required by a change in GAAP or applicable Law: (i) change in Tax or accounting principles of any of the Companies; (ii) material change (or consent to a material change) in any of the accounting practices or methods or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes of any of the Companies; (iii) making or revocation of a material Tax election; (iv) entry into or application for any ruling, closing agreement or similar agreement with respect to Taxes with any Governmental Authority; or (v) settlement or compromise of any audit or proceeding with respect to a material amount of Taxes;

(j)                          adoption, amendment, rescission, termination of (or receipt of written notice of termination of) or lapse of, or material claims made or existing claims denied (in whole or in part, but excluding general reservations of rights with respect to claims under, any policies of insurance of any of the Companies);

(k)                          hiring or appointment, or entering into of a commitment to hire or appoint, any director, manager, officer or management-level employee of any of the Companies, or termination or resignation, or, notice or termination or resignation delivered to any of the Companies, regarding any such persons;

(l)                          default on or other failure to satisfy any material obligation or material liability of any of the Companies;

(m)                          other than monthly ten thousand dollar ($10,000) partner draws from WBS LLC to each of the Sellers, any declaration, setting aside, or payment of any dividend or distribution in respect of any equity securities of any of the Companies, or any redemption, purchase or other acquisition of any equity securities of any of the Companies;

(n)                          loan or advance to, guarantee for the benefit of, or investments in, any Person by any of the Companies, other than advances of reimbursable expenses to employees of any of the Companies in the ordinary course of business;

(o)                          destruction of, damage to, or loss (whether or not covered by insurance) of any of the material assets or material properties owned or used by any of the Companies, or termination, amendment, modification, waiver or release of any material right or other asset of material value to any of the Companies; or

(p)                          entry by any of the Companies into a Contract to do any of the matters listed in the foregoing subsections (a) – (o) of this Section 2.7.

2.8       Customers, Sales Agents and Suppliers.  Section 2.8 of the Disclosure Schedule lists: (a) the ten (10) largest customers; (b) the five (5) largest sales agents; and (c) the ten (10) largest suppliers (other than professional advisors such as attorneys and accountants) of the Companies, measured by consolidated revenues and consolidated expenses, respectively, of the Companies for the one (1) year period prior to the date of this Agreement. Except as set forth in Section 2.8 of the Disclosure Schedule, during the one (1) year period prior to the date of this Agreement, none of the customers, sales agents or suppliers of any of the Companies has canceled or otherwise terminated, or made a material adverse change in, or indicated to any of the Companies that such customer, sales agent or supplier plans to cancel or otherwise terminate or make a material adverse change in, its relationship with the applicable Company.

2.9       Title to Assets.  Each of the Companies, directly or indirectly, owns and has good title to or, in the case of leased property and assets, has valid leasehold interests in, all property and assets necessary for the conduct of the Business as presently conducted.  All of such property and assets are either reflected on the 2009 Financial Statements or were acquired since August 31, 2009, except for properties and assets sold since August 31, 2009 in the ordinary course of business.  None of such properties and assets is subject to any Lien other than any: (a) Permitted Liens; (b) in the case of leased properties and assets, Liens and other matters affecting the lessors’ interests in such properties and assets; or (c) Liens set forth on Section 2.9 of the Disclosure Schedule.  The plant, machinery, equipment and leasehold improvements of the Companies are in all material respects in good operating condition, reasonable wear and tear excepted and are adequate for the purposes for which they are being used.

2.10      Material Contracts.

(a)                          Section 2.10 of the Disclosure Schedule sets forth a correct and complete list of all Contracts that are material to the Companies’ Business, as it is presently conducted and proposed by the Companies to be conducted (collectively, the “Material Contracts”).  Without in any way limiting the generality of such term, the Material Contracts include:

(i)                                    each Contract providing for the performance of services or delivery of goods or materials by or to customers of or suppliers to any of the Companies that provides for consideration to be furnished to or by any of the Companies of value in excess of one hundred thousand dollars ($100,000) during calendar year 2009 (after giving effect to automatic, customary or routine renewals to any such Contract), in each case identifying each such Contract that is with a sole source supplier;

(ii)                                   each lease or sublease or other rental or occupancy Contract involving aggregate payments in excess of twenty-five thousand dollars ($25,000) during calendar year 2009;

(iii)                                  each licensing or other Contract granting the Companies, or pursuant to which the Companies has granted to any Person, the right to use Intellectual Property that is material to the operation of the Business;

(iv)                                   each Contract to make a capital expenditure in excess of fifty thousand dollars ($50,000) with respect to the Business;

(v)                                    each Contract to sell, lease or otherwise dispose of any assets or properties of the Companies in excess of fifty thousand dollars ($50,000) in the aggregate, other than sales of inventory in the ordinary course of business;

(vi)                                   each collective bargaining agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vii)                                  each joint venture agreement, partnership agreement or limited liability company agreement to which any of the Companies is a party;

(viii)                                 each Contract that limits the right of the Companies to compete in any industry or geographic area;

(ix)                                   each Contract that obligates any of the Companies to clean up or remediate any Hazardous Substances;

(x)                                    each Contract relating to the acquisition or disposition of any business, or any operating division, business unit or product line thereof (whether by merger, consolidation, reorganization, acquisition of assets or otherwise);

(xi)                                   all Contracts relating to Indebtedness of the Business, or pursuant to which any of the Companies guarantees, indemnifies or otherwise agrees to support the obligations of, any other Person, other than trade payables incurred by any of the Companies in the ordinary course of its business consistent with past practice;

(xii)                                  all Contracts with employees, independent contractors or consultants of any of the Companies; and

(xiii)                                 each other Contract not otherwise listed pursuant to the preceding clauses (i) through (xii), that creates future payment or performance obligations by any of the Companies that requires consideration to be furnished to or by any of the Companies of value in excess of fifty thousand dollars ($50,000) during calendar year 2009 or any calendar year thereafter, respectively and which by its terms is not terminable by any of the Companies on ninety (90) days’ notice or less without penalty to any of the Companies.

(b)                          Each of the Material Contracts is a valid and binding obligation of the Companies, enforceable against the Companies and, to the Companies’ Knowledge, the other parties thereto, subject to the Equitable Exceptions.  Except as set forth on Section 2.10(b) of the Disclosure Schedule, none of the Companies is in breach of any Material Contract nor, to the Companies’ Knowledge, is any other party thereto in breach thereof.  The Sellers have supplied to the Purchaser complete and accurate copies of each of the Material Contracts.

2.11      Intellectual Property.  Section 2.11(a) of the Disclosure Schedule lists each patent,  registered trademark, design mark, service mark and trade name, registered copyright and domain name, and each published application for any of the foregoing, domestic and foreign, that is necessary for the operation of the Business (collectively, the “Business Intellectual Property”).  Except as set forth on Section 2.11(b) of the Disclosure Schedule: (a) the Companies have, directly or indirectly, the entire right, title and interest in and to the Business Intellectual Property, free and clear of all Liens, except for Permitted Liens; (b) there is no claim or notice of infringement of the Intellectual Property rights of any other Person pending or, to the Companies’ Knowledge, threatened against any of the Companies; (c) each item of Business Intellectual Property is valid, subsisting, in full force and effect and has not been abandoned or passed into the public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such item of Business Intellectual Property have been timely filed with appropriate authorities and paid; (d) except for such infringements or misappropriations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, no Person is infringing upon or misappropriating any Business Intellectual Property; (e) the operation by the Companies of the Business does not infringe upon or misappropriate the Intellectual Property rights of any other Person; (f) no present or former employee of any of the Companies has any proprietary, financial or other interest, direct or indirect, in any Business Intellectual Property; and (g) the Companies have each taken commercially reasonable precautions to protect inventions, trade secrets and know how constituting material Business Intellectual Property, including the execution of appropriate agreements.

2.12      Real Property.  None of the Companies owns any real property.  Section 2.12 of the Disclosure Schedule lists each item of real property that is leased, or otherwise occupied in whole or in part, by any of the Companies (collectively, the “Leased Real Property”), along with a reasonably detailed description of the lease for such Leased Real Property (collectively, the “Real Estate Leases”).  The Leased Real Property constitutes all of the real property necessary for the conduct of the Business by the Companies, as it is now conducted and proposed to be conducted by the Companies.  The Companies have a good and valid leasehold interest in each item of Leased Real Property, free and clear of all Liens other than Permitted Liens.  None of the Companies is in breach of any Real Estate Lease nor, to the Companies’ Knowledge, is any other party thereto in material breach thereof.  Each of the Real Estate Leases is a valid and binding obligation of the applicable Company or Companies, enforceable against such Company or Companies and, to the Companies’ Knowledge, the other parties thereto, subject to the Equitable Exceptions.  The use of each item of Leased Real Property for the purpose to which it is presently being used by any of the Companies is permitted as of right under the applicable Real Estate Lease and all applicable zoning Laws, and is not subject to “permitted nonconforming” use or structure classifications.  None of the Companies has received any written notice that any improvements situated in whole or in part on any Leased Real Property are not in compliance with all applicable Laws and all of such improvements are in good repair and condition, ordinary wear and tear excepted, and are adequate for the purposes for which they are being used.  No Person is in possession or occupancy of any of the Leased Real Property other than the Companies.

2.13      Litigation.  There is no Proceeding pending or, to the Companies’ Knowledge, threatened in writing against any of the Companies and there are no facts or circumstances in existence that would reasonably be expected to result in any Proceeding against any of the Companies.  There is no Proceeding pending in which any of the Companies is the plaintiff or complainant.  None of the Companies is subject to any Order.  To the Companies’ Knowledge, no investigation by any Governmental Authority exists with respect to any of the Companies.

2.14      Employee Benefit Plans.

(a)                          Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of each: (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than any plan exempt from ERISA by reason of Section 4(b)(4) of ERISA); (ii) “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (other than any plan exempt from ERISA by reason of Section 4(b)(4) of ERISA) (each, a “Welfare Plan”); and (iii) employment, consulting, severance or other similar agreement, contract, plan or program providing for payment in lieu of cash compensation, deferred compensation (that is material in amount), profit-sharing bonuses, equity options, equity appreciation rights, equity purchases or other forms of incentive compensation or for post-retirement insurance, compensation or benefits, whether written or oral, which is maintained or contributed to by any of the Companies, or to or in respect of which any of the Companies has any outstanding liability or obligation under, and which, in each case, covers any current or former employee, director, officer or consultant of any of the Companies or any of their respective dependents (each such agreement, contract, plan or program listed in Section 2.14(a) of the Disclosure Schedule, an “Employee Plan”).  The Sellers have supplied to the Purchaser complete and accurate copies of each Employee Plan and, with respect to each Employee Plan, complete and accurate copies of: (A) any associated trust, custodial, insurance or service agreements; (B) any annual report, actuarial report or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder; and (C) the most recently received IRS determination letters and any Governmental Authority opinions, rulings, compliance statements, closing agreements or similar materials specific to such Employee Plan.  Each Employee Plan is and has been maintained and operated in compliance in all material respects with its terms and all provisions of ERISA, the Code and any other Laws applicable thereto.

(b)                          Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and has received a favorable determination letter from the IRS as to such qualification (or is otherwise able to rely on a prototype plan sponsor’s IRS opinion letter) and the trust, if any, forming a part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code.  No event has occurred which would be reasonably expected to cause the loss, revocation or denial of any such favorable determination letter or which requires, or would be reasonably be expected to require, action under the compliance resolution programs of the IRS to preserve such qualification.  No Employee Plan is currently subject to any Proceeding by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Authority or subject to any Proceeding for which any of the Companies has received notice.  Neither any of the Companies nor any ERISA Affiliate has, since the formation of the applicable Company, contributed, or been obligated to contribute, to an Employee Plan which is a “multiemployer plan” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) or has, since the formation of the applicable Company, maintained a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA).  No Employee Plan that is subject to Title IV of ERISA has been sponsored or contributed to by any of the Companies or any ERISA Affiliate since the formation of the applicable Company.  None of the Companies has incurred any liability to the PBGC other than for premiums not yet due and no event or condition exists which could reasonably be expected to result in liability to the Purchaser or Purchaser Europe under Title IV of ERISA, including by virtue of any of the Companies being considered a “single employer” with any other entity (within the meaning of Section 4001 of ERISA or Section 414 of the Code).  No reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Plan or any retirement plan of an ERISA Affiliate applicable to current or former employees of any of the Companies, which, in each case, is subject to Title IV of ERISA.

(c)                          All contributions and premiums required to be made under the terms of any Employee Plan or by a plan maintained by an ERISA Affiliate or as required by applicable Law have been timely made or have been properly recorded on the books and records of the Companies, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan.  The current value of the assets of each such Employee Plan, as of the end of the most recently ended plan year of that Employee Plan, equals or exceeded the current value of all benefits liabilities under that Employee Plan.  No Employee Plan nor any party in interest with respect to such Employee Plan has engaged in a transaction that would reasonably be expected to subject any of the Companies directly or indirectly to liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA.  No Employee Plan provides for continuing welfare benefits or coverage for any participant or beneficiary or covered dependent of a participant after the applicable participant’s termination of employment, except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA.  No Welfare Plan is: (i) a “multiple employer welfare arrangement”(within the meaning of Section 3(40) of ERISA); or (ii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or other funding arrangement for the provision of welfare benefits (to the extent any Welfare Plan is listed in Section 2.14(c) of the Disclosure Schedule with respect to this sentence, such disclosure shall include the amount of any such funding).  Neither any of the Companies nor any ERISA Affiliate is bound by any collective bargaining agreement or similar agreement to maintain or contribute to any Employee Plan.

(d)                          Except as set forth on Section 2.14(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any employee, consultant, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing) of any of the Companies to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting other than as required by Law or increase the amount of compensation due any such employee, consultant, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing).  None of the Companies has taken any action to entitle, and none of the Companies otherwise owes, any employee, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing) of any of the Companies any severance pay or other compensation that has not been paid, will not be paid on or prior to the Closing Date.

(e)                          There is no Proceeding pending, or to the Companies’ Knowledge, threatened, other than routine claims for benefits, concerning any Employee Plan, or to the Companies’ Knowledge, any fiduciary or service provider thereof.  None of the Companies has a Contract with any employee to maintain any Welfare Plan for any period of time.  Each Employee Plan is terminable, at the sole discretion of the sponsor thereof, subject only to such constraints imposed by applicable Laws.

2.15      Compliance with Law.  Each of the Companies is in compliance, in all material respects, with all Law applicable to any of such Company or any of its properties, assets, members or employees (collectively, “Applicable Law”) and each has, in the past, conducted the Business in compliance, in all material respects, with Applicable Law.  None of the Companies has received any notice from any Governmental Authority regarding any actual, alleged or potential violation by such Company of any Applicable Law.

2.16      Environmental Matters.

(a)                          Each of the Companies is in compliance, in all material respects, and does not otherwise have any liability under, any applicable Environmental Law and each has, in the past, conducted the Business in compliance, in all material respects, with all applicable Environmental Laws.

(b)                          None of the Companies has engaged in or permitted any operations or activities upon, or any use or occupancy of any of their respective past or present facilities or, to the Companies’ Knowledge, any facilities adjacent to any past or present facilities of any of the Companies, for the purpose of or in any way involving the testing, investigation, handling, treatment, storage, release, discharge, dumping, removal or disposal of any Hazardous Substances.  There are no Hazardous Substances presently deposited, stored or otherwise located on, under, in or about any of the Companies’ respective past or present facilities or, to the Companies’ Knowledge, any facilities adjacent to any past or present facilities of any of the Companies.  None of the Companies has assumed, contractually or by operation of Law, any Liabilities under any Environmental Law.  None of the Companies has received any notice or report, and the Companies do not otherwise have any Knowledge, regarding any actual or alleged violation of any Environmental Laws, or of any material Liabilities or potential material Liabilities under any Environmental Laws, including any actual or alleged investigatory, remedial or corrective obligations, in each case relating to any of the Companies or any of their respective past or present facilities or any facilities adjacent to any past or present facilities of any of the Companies.  The Sellers have supplied to the Purchaser and Purchaser Europe all environmental audits, reports and assessments concerning the Companies which are within the possession or control of any of the Companies or the Sellers.

(c)                          No Permits under any Environmental Laws are necessary for the Companies to conduct the Business, as presently conducted by the Companies and proposed by the Companies to be conducted.

2.17      Taxes.

(a)                          Except as set forth on Section 2.17(a) of the Disclosure Schedule, all Tax Returns required to be filed with any Governmental Authority by any of the Companies or either of the Sellers (in relation to any Company or any interest therein) or with respect to the Business have been duly and timely filed and were correct and complete in all material respects.  All Taxes due and payable by any of the Companies or either of the Sellers (in relation to any Company or any interest therein) or with respect to the Business, whether or not shown on any Tax Return, have been timely paid in full.  None of the Companies or the Sellers is currently the beneficiary of, or has applied for, any extension of time within which to file any Tax Return.

(b)                          Each of the Companies has complied with all material requirements of Law with respect to the withholding and deposit of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid under applicable Law, including any Taxes: (i) in connection with any amount paid or owing, or any income or gain allocated, to any current or former member, shareholder, employee, independent contractor, creditor or any other Person; and (ii) charged to and collected from customers.  Each of the Companies has timely and properly completed and filed Schedules K-1 (and comparable schedules under applicable state, local or foreign Tax Law), Forms W-2 and 1099, and other Tax Returns required with respect to such withholding and deposit of Taxes.

(c)                          No claim has ever been made in writing or, to the Companies’ Knowledge, orally with respect to any of the Companies or either Seller (in relation to any Company or any interest therein) by any Governmental Authority in a jurisdiction: (i) in which such Company or Seller does not file or has not filed Tax Returns that such Company or Seller is, was or may be subject to taxation by that jurisdiction; or (ii) where such Company or Seller files or filed Tax Returns but does not or did not compute its Tax on the basis of its net income attributable to such jurisdiction, that it is, was or may be subject to Tax on the basis of its net income attributable to such jurisdiction, and to the Companies’ Knowledge there is no valid basis for any such claim.  None of the Companies conducts business in, or derives income from, within or allocable to, any state, local or foreign Taxing jurisdiction that could reasonably result in a requirement to file a Tax Return in that jurisdiction of a type that such Company or Seller (in relation to any Company or any interest therein), has not filed previously, or to pay Taxes to that jurisdiction on a basis different from the basis, if any, on which such Company or the Seller (in relation to any Company or any interest therein), previously paid Taxes to that jurisdiction.

(d)                          No claim, audit, examination, action, suit, proceeding or investigation in respect of any Tax matters (including by any Governmental Authority or under any indemnification or Tax sharing agreement) is now being conducted, pending or, to the Companies’ Knowledge, threatened against any of the Companies or the Sellers (in relation to any Company or either Seller’s interest therein).  None of the Companies or Sellers (in relation to any Company or any interest therein) has received from any Governmental Authority: (i) any notice indicating an intent to open a Tax audit or other review; (ii) any request for information related to Tax matters; or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed against any of the Companies or either Seller (in relation to any Company or any interest therein), and none of the Companies or Sellers expects any such notice or request to be issued.  None of the Companies or Sellers has filed any document or entered into any agreement with a Governmental Authority waiving or extending the statute of limitations or the period of assessment or collection of any Taxes.  Any deficiency or assessment relating to any amount of Taxes resulting from any completed audit or examination of any Company or of either Seller (in relation to any Company or any interest therein) by any Governmental Authority or any concluded litigation has been timely paid in full.

(e)                          None of the Companies is or has been a party to, or bound by, and none of the Companies has any obligation to any other Person under, any Tax sharing, Tax allocation, Tax indemnity, or similar oral or written Contract (including any advance pricing agreement, closing agreement or gain recognition agreement relating to Taxes with any Governmental Authority).  None of the Companies has any potential liability for Taxes of any Person as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, or as a transferee, successor, surety or guarantor, or by contract, indemnification or otherwise.  None of the Companies is subject or a party to, or a partner or member of, any joint venture, partnership, limited liability company or other oral or written contract, agreement, understanding or arrangement that is treated as a partnership for federal income Tax purposes.

(f)                          No power of attorney with respect to any Taxes of any of the Companies that will be binding on such Company after the Closing has been or will be executed or filed with any Governmental Authority.

(g)                          None of the Companies has received or requested any written ruling of a Governmental Authority relating to Taxes or executed or entered into with any Governmental Authority a closing agreement pursuant to Code section 7121 or any similar provision of state, local, foreign or other Tax law.

(h)                          None of the Companies has agreed, or is required, to include any adjustment in Taxable income for any Tax period pursuant to Code section 481(a) or 263A or any comparable provisions under state, local or foreign Tax Laws.  No application is pending with any Governmental Authority requesting permission for any change in any accounting method of any of the Companies.

(i)                          Except as set forth on Section 2.17(i) of the Disclosure Schedule, each of WBS LLC and TEK Channel has been since its organization, and will continue to be at all times through the Closing, validly treated as a partnership for all Income Tax purposes.  No election has been or, prior to the Closing, will be made to treat either of WBS LLC or TEK Channel as an association taxable as a corporation.  Neither WBS LLC nor TEK Channel has ever made or revoked an election under Code section 754.

(j)                          WBS Europe has been since its organization, and will continue to be at all times through the Closing, validly treated as an association taxable as a corporation for all Income Tax purposes.

(k)                          No Person other than the Sellers has ever held any membership or other equity interest in either WBS LLC or TEK Channel.

(l)                          None of the Companies is a party to any Contract that is a “nonqualified deferred compensation plan” within the meaning of Code section 409A or Code section 457A.

(m)                          Neither WBS LLC nor TEK Channel has at any time engaged in a non-United States trade or business, had a permanent establishment outside the United States, or conducted activities in any foreign jurisdiction that have exposed it to such jurisdiction’s Tax jurisdiction.

(n)                          None of the Companies has taken any action that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.  None of the Companies will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction, installment sale or open transaction disposition made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing Date.

(o)                          None of the Companies has participated in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4.

(p)                          Neither WBS LLC nor either Seller is a “foreign person” within the meaning of Code section 1445(a).  No amount will be required to be withheld under Code section 1445 in connection with any of the transactions contemplated by this Agreement.

(q)                          There are no Liens on any assets of any Company or either Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(r)                          There is no valid basis for the IRS or any other Governmental Authority to make any allocation, distribution, or apportionment among the Companies, or between any Company and any other Person, pursuant to Code section 482 or any comparable provision of state, local or foreign Tax Law.

(s)                          Set forth on Section 2.17(s) of the Disclosure Schedule is a complete and accurate list of all the state, local and foreign jurisdictions in which each of the Companies has filed an Income Tax Return for all periods for which the statute of limitations remains open under applicable Law.

2.18      Permits.  Except as set forth on Section 2.18 of the Disclosure Schedule, the Companies each hold all Permits necessary for operation of the Business in compliance, in all material respects, with applicable Law (other than under Telecommunications Laws, which are covered separately in Section 2.19).  Section 2.18 of the Disclosure Schedule sets forth an accurate and complete list of all Permits held by each of the Companies, other than Companies Telecommunications Licenses (collectively, the “Companies Permits”).  Each of the Companies Permits is in full force and effect and the applicable Company or Companies is not in violation of any of the terms, conditions and requirements of any of the Companies Permits.  Correct and complete copies of all of the Companies Permits have been provided by the Sellers to the Purchaser.  There is no Proceeding pending or, to the Companies’ Knowledge, threatened that: (a) questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, any Companies Permit; or (b) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Companies Permit.  No consents under any Companies Permit are required to be obtained in connection with the Closing.

2.19      Telecommunications Law.

(a)       Except as set forth on Section 2.19(a) of the Disclosure Schedule, the Companies are each in compliance, in all material respects, with applicable Telecommunications Law and each has, in the past, conducted its Business in compliance, in all material respects, with all applicable Telecommunications Law.  No investigation, review or proceeding by any Telecommunications Operating Authority with respect to any of the Companies in relation to any actual or alleged violation of Telecommunications Law is pending or, to the Companies’ Knowledge, threatened, nor has any of the Companies received any notice from any Telecommunications Operating Authority indicating an intention to conduct the same.

(b)       Except as set forth on Section 2.19(b)(i) of the Disclosure Schedule, each of the Companies holds all Permits necessary for operation of the Business in compliance, in all material respects, with applicable Telecommunications Laws.  Section 2.19(b)(ii) of the Disclosure Schedule sets forth an accurate and complete list of all Permits issued under Telecommunications Laws that are held by any of the Companies (collectively, the “Companies Telecommunications Licenses”).  Except as set forth on Section 2.19(b)(ii) of the Disclosure Schedule, each of the Companies Telecommunications Licenses is in full force and effect and none of the Companies is not in violation of any of the terms, conditions and requirements of any of the Companies Telecommunications Licenses.  Correct and complete copies of all of the Companies Telecommunications Licenses have been provided by the Sellers to the Purchaser.  There is no Proceeding pending or, to the Companies’ Knowledge, threatened that: (i) questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, any Companies Telecommunications License; or (ii) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Companies Telecommunications License.  Except for the FCC Approval, no consent under any of the Companies Telecommunications Licenses is required to be obtained in connection with the Closing.

2.20      Insurance.  Section 2.20 of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by any of the Companies (indicating in each case which entity holds such policy).  Complete and accurate copies of such insurance policies have been supplied by the Sellers to the Purchaser.  Such insurance policies are currently effective, and are of such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to that of the Companies and none of the Companies relies on self-insurance (other than customary deductibles, co-insurance and retentions).  All premiums with respect to such insurance policies have been paid in accordance with the terms of such policies.  Each of the Companies is in compliance in all material respects with all other terms and conditions of such insurance policies and: (a) no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage; (b) none of the Companies has received any written notice of cancellation, termination or reduction in coverage or any other written indication that any insurance policy is no longer in full force and effect or will not be renewed; and (c) none of the Companies has received any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights (other than a general reservation of rights with respect to a claim (that, to the Companies’ Knowledge, is a covered claim)).  A list of material insurance claims covering the period since September 30, 2006 is set forth on Section 2.20 of the Disclosure Schedule.

2.21      Labor Matters.

(a)                          None of the Companies is a party to any collective bargaining agreement.  There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Companies’ Knowledge, threatened, which involve the employees of any of the Companies.  There are no Proceedings, grievances, claims, complaints or charges pending, or to the Companies’ Knowledge, threatened, before any Judicial Authority or brought by or before any Governmental Authority against any of the Companies with respect to any employment or labor matters.  There is no organizing activity involving the employees of any of the Companies pending or, to the Companies’ Knowledge, threatened in writing by any labor union or group of employees.  There are no representation proceedings pending or, to the Companies’ Knowledge, threatened before the National Labor Relations Board or its equivalent in any foreign jurisdiction which relate to the employees of any of the Companies, and no labor organization or group of employees of any of the Companies has made a pending demand for recognition by any of the Companies.

(b)                          None of the Companies has implemented any layoff of employees that would implicate the WARN Act or any similar foreign, state or local Law (considered independently from any layoffs that may occur after the Closing). Section 2.21(b) of the Disclosure Schedule sets forth a complete and accurate (in all material respects) list of the employees of the Companies as of the date of this Agreement, including the current job titles, salary or wage rates, and bonus payments of each such employee as of such date.

(c)                          Section 2.21(c)(i) of the Disclosure Schedule sets forth a correct and complete description of each Contract concerning payment of commissions or similar payments between any of the Companies, on the one hand, and any current or former employee, officer or director of, or consultant to, any of the Companies, on the other hand.  Section 2.21(c)(ii) of the Disclosure Schedule sets forth a correct and complete list of each Contract relating to employment, change in control, severance, termination and similar matters between any of the Companies, on the one hand, and any current or former employee, officer or director of, or consultant to, any of the Companies, on the other hand.

2.22      Powers of Attorney.  Section 2.22 of the Disclosure Schedule sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from any of the Companies and a summary of the terms thereof.

2.23      Payments.  Neither any of the Companies nor any director, officer, limited liability company manager, managing director (or functional equivalents of the foregoing), equityholder, employee, agent or other Person associated with or acting on behalf of any of the Companies, has used any funds of any of the Companies for any unlawful contribution, gift, entertainment or expense relating to political activity, or made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Authority from funds of any of the Companies, or made any unlawful rebate or kickback or other unlawful payment.

2.24      Affiliate Transactions. Except as set forth on Section 2.24 of the Disclosure Schedule, none of the Companies is a party to any direct or indirect Contract, business arrangement or relationship with any Seller, director, officer, employee, limited liability company manager or managing director (or functional equivalents of the foregoing) of any of the Companies, or any of the immediate family members of any of the foregoing.  Except for advances of expenses in accordance with written Company business expense reimbursement policies in effect on the date hereof, there are no outstanding loans made by any of the Companies to any director, officer, limited liability company manager, employee or managing director (or functional equivalents of the foregoing) of any of the Companies.

2.25      Books and Records.  The minute books of each of the Companies contain complete and accurate records of all meetings and other corporate or entity (as applicable) actions of its board of directors (or equivalent) and any committees thereof and of its, members or other equityholders.  The stock (or equivalent) ledger of each of the Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock (or equivalent).

2.26      Bank Accounts; Letters of Credit.  Section 2.26 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions: (a) at which any of the Companies maintains any deposit or checking account, brokerage account, securities account, lock box or safe deposit box, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom; and (b) have issued any outstanding letter of credit for the account of any of the Companies, the outstanding amount of each such letter of credit, the expiration date thereof and the Person in whose favor such letter of credit has been issued.

2.27      Brokers.  Except as set forth on Section 2.27 of the Disclosure Schedule, none of the Companies is obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

2.28      Disclosure.  All material facts relating to any of the Business of the Companies have been disclosed to the Purchaser and Purchaser Europe in or in connection with this Agreement.  No representation or warranty set forth in this Article II (including the Disclosure Schedule and all exhibits hereto) or the Seller Closing Certificate contains any untrue statement of a material fact or, when taken together, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
EACH SELLER

Each Seller hereby represents and warrants to the Purchaser and Purchaser Europe, severally and not jointly, as follows:

3.1       Authority; Enforceability.

(a)                          The Seller has all required power and authority to execute and deliver this Agreement and the other Transaction Documents to which he is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which he is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Seller.

(b)                          This Agreement and the other Transaction Documents to which the Seller is or will be a party has been, or will be, duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser and each other party thereto) constitutes or will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except for the Equitable Exceptions.

3.2       No Conflicts; Consents.

(a)                          The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which he is or will be a party, and the consummation of the transactions contemplated hereby and thereby does not and will not: (i) except as set forth on Section 3.2 of the Disclosure Schedule, constitute a breach of or result in a default under (with or without the giving of notice or the lapse of time), or result in the other party having a right of termination, cancellation or acceleration under, any Contract to which the Seller is a party or by which any of his properties or assets are bound; (ii) result in the creation or imposition of any Liens on the Seller or any of its properties or assets; or (iii) violate any Law applicable to the Seller.

(b)                          Except as set forth on Section 3.2 of the Disclosure Schedule, no notice to or consent of or with any Governmental Authority, Judicial Authority or third Person is required to be obtained by the Seller in connection with the Seller’s execution and delivery of this Agreement and the other Transaction Documents to which he is or will be a party or the performance of his obligations hereunder or thereunder.

3.3       Litigation.  There is no Proceeding pending or, to the Companies’ Knowledge, threatened against the Seller, that: (a) questions the validity of this Agreement or any Transaction Document to which it will be a party or any action taken or to be taken by the Seller in connection herewith or therewith; (b) seeks to enjoin the consummation of the transactions contemplated by this Agreement and the Transaction Documents; or (c) which would reasonably be expected to have, individually or together with any other such Proceedings, a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which he is or will be a party.

3.4       Title to Purchased Equity Interests.  Except as set forth on Section 3.4 of the Disclosure Schedule, the Seller is the sole beneficial and lawful record owner of the Equity Interests in WBS LLC and TEK Channel set forth next to his name on Schedule A, none of such Equity Interests are subject to any community property or similar interest held by any other Person, the Seller has not transferred to any other Person any rights or interest in any of such Equity Interests, and the Seller has good, valid and marketable title to all of such Equity Interests, free and clear of any and all Liens.  The sale by the Seller to the Purchaser of the Seller’s Equity Interests in WBS LLC and TEK Channel pursuant to this Agreement will convey to the Purchaser good, valid and marketable title to such Equity Interests, free and clear of any and all Liens and restrictions other than restrictions of general applicability imposed by federal or state securities Laws.  The Equity Interests in WBS LLC and TEK Channel being sold by the Seller to the Purchaser pursuant to this Agreement are the only Equity Interests of WBS LLC or TEK Channel, or other securities or rights convertible into or exercisable for, any Equity Interest of WBS LLC or TEK Channel, that are directly or indirectly owned by the Seller or in which the Seller otherwise has any direct or indirect interest.  There are no Contracts between the Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Seller’s Equity Interests in WBS LLC or TEK Channel.

3.5       Investment Representations.  The Seller is acquiring the shares of Purchaser Parent Common Stock constituting the Stock U.S. Transaction Consideration (the “Shares”) for investment purposes and not with a present view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act.  The Seller acknowledges that the Shares have not been registered under the Securities Act or qualified under applicable state securities laws and understands the restrictions on resale of the Shares imposed by the Securities Act and such applicable state securities laws.  The Seller also acknowledges that the Purchaser has no obligation to register the Shares and the Shares may not be transferred in the absence of a registration statement filed under the Securities Act and exemption from registration or qualification under applicable state securities laws and, accordingly, the Seller may never be able to sell or dispose of the Shares and must bear the economic risk of this investment potentially indefinitely.  The Seller is an “accredited investor,” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

3.6       Brokers.  The Seller is not obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND PURCHASER EUROPE

The Purchaser and Purchaser Europe jointly and severally represent and warrant to the Sellers as follows:

4.1       Existence; Good Standing; Authority; Enforceability.

(a)                          The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Purchaser Europe is a company duly formed, validly existing and in good standing under the laws of Ireland.  The Purchaser and Purchaser Europe each have all required power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted.  The Purchaser and Purchaser Europe are each duly licensed or qualified to do business as a foreign entity and each is in good standing under the laws of each other jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the ability of the Purchaser and Purchaser Europe to perform their respective obligations under this Agreement and any other Transaction Documents to which they are or will be a party, and to consummate the transactions contemplated hereby and thereby.

(b)                          The Purchaser and Purchaser Europe each have all required power and authority to execute and deliver this Agreement and any other Transaction Documents to which they are or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and any other Transaction Documents to which the Purchaser and Purchaser Europe are or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Purchaser and Purchaser Europe.

(c)                          This Agreement has been, and each other Transaction Document to which the Purchaser and Purchaser Europe are or will be a party will be, duly and validly executed and delivered by the Purchaser and Purchaser Europe and (assuming due authorization, execution and delivery by the Sellers and each other party thereto) this Agreement constitutes, and each other Transaction Document to which they are or will be a party will, constitute, a legal, valid and binding obligation of the Purchaser and Purchaser Europe, enforceable against the Purchaser and Purchaser Europe in accordance with its terms, except for the Equitable Exceptions.

4.2       No Conflicts; Consents.

(a)                          Assuming that the FCC Approval has been obtained, in each case on or prior to the Closing, the execution and delivery by the Purchaser and Purchaser Europe of this Agreement and any other Transaction Documents to which the Purchaser and Purchaser Europe is or will be a party does not or will not, and the consummation of the transactions contemplated hereby or thereby will not: (i) violate the Organizational Documents of the Purchaser or Purchaser Europe; (ii) constitute a breach of or result in a default under (with or without the giving of notice or the lapse of time), or result in the other party having a right of termination, cancellation or acceleration under, any Contract to which the Purchaser or Purchaser Europe is a party or by which it or its respective assets or properties are bound, (iii) result in the creation or imposition of any Liens on the Purchaser or Purchaser Europe or any of their respective assets or properties; or (iv) violate any Law applicable to the Purchaser or Purchaser Europe.

(b)                          Except for the FCC Approval, no notice to or consent of or with any Governmental Authority, Judicial Authority or third Person is required to be obtained by the Purchaser or Purchaser Europe in connection with the Purchaser’s and Purchaser Europe’s execution and delivery of this Agreement and the other Transaction Documents to which the they are or will be a party, or the performance of their respective obligations hereunder or thereunder.

4.3       Litigation.  There is no Proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or Purchaser Europe, that: (a) questions the validity of this Agreement or any Transaction Document to which it is or will be a party or any action taken or to be taken by the Purchaser or Purchaser Europe in connection herewith or therewith; (b) seeks to enjoin the consummation of the transactions contemplated by this Agreement and any of the Transaction Documents to which the Purchaser or Purchaser Europe is or will be a party; or (c) which would reasonably be expected to have, individually or together with any other such Proceedings, a material adverse effect on the ability of the Purchaser or Purchaser Europe to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser or Purchaser Europe is or will be a party.

4.4       Investment Representations.  The Purchaser is purchasing the Purchased Equity Interests in WBS LLC and TEK Channel for investment purposes and not with a present view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act.  Purchaser Europe is purchasing the Purchased Equity Interests in WBS Europe for investment purposes and not with a present view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act.  The Purchaser and Purchaser Europe each acknowledge that such Purchased Equity Interests have not been registered under the Securities Act or qualified under applicable state securities laws and understands the restrictions on resale of such Purchased Equity Interests imposed by the Securities Act and such applicable state securities laws.  The Purchaser and Purchaser Europe also each acknowledge that there is presently no public market for any of the Purchased Equity Interests, that there may never be a public market for any of the Purchased Equity Interests, and that, even if such a market develops, the Purchaser and Purchaser Europe may never be able to sell or dispose of their respective Purchased Equity Interests and, accordingly, the Purchaser and Purchaser Europe must bear the economic risk of their respective investments potentially indefinitely.  The Purchaser and Purchaser Europe are each “accredited investors,” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

4.5       Brokers.  Neither the Purchaser nor Purchaser Europe is obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser or Purchaser Europe is or will be a party.

ARTICLE V
COVENANTS

5.1       Conduct of the Companies Prior to Closing.  Except as directed by the Purchaser pursuant to this Agreement or the Management Agreement, from the date of this Agreement until the earlier to occur of: (x) the Closing; or (y) the termination of this Agreement pursuant to and in accordance with Section 8.1 (the “Pre-Closing Period”), each of the Companies shall (and the Sellers shall cause each of the Companies to) conduct the Business only in the ordinary course of business consistent with past practice, preserve intact its business organization and relationships with customers, suppliers and others having business dealings with it and keep available the services of each of the Companies’ present officers and employees.  Without limiting the generality of the foregoing, except as directed by the Purchaser pursuant to this Agreement or the Management Agreement, during the Pre-Closing Period, each of the Companies shall (and the Sellers shall cause each of the Companies to):

(a)                          not amend, waive, terminate, or take any action that would constitute a breach under, any Material Contract or enter into any new Contract that would be a Material Contract;

(b)                          not sell, assign, transfer, convey, lease or otherwise dispose of any of its assets, except for sales of inventory in the ordinary course of business;

(c)                          other than monthly ten thousand dollar ($10,000) partner draws from WBS LLC to each of the Sellers, not declare, set aside or pay any dividend or distribution in respect of any capital of any of the Companies, or redeem, purchase or otherwise acquire any securities of any of the Companies;

(d)                          not incur any material Indebtedness other than trade payables in the ordinary course of business consistent with past practice;

(e)                          make payments on the One Step Debt so that it equals no more than seven hundred fifty thousand dollars ($750,000) as of the Closing;

(f)                          not permit any Lien to encumber any of its assets, or otherwise subject any such assets to any Lien, other than Permitted Liens;

(g)                          not waive or relinquish any material right or claim, other than in the ordinary course of business;

(h)                          maintain all of its plant, machinery, equipment and leasehold improvements in good operating condition and repair in all material respects, ordinary wear and tear excepted;

(i)                          not amend any of its Organizational Documents;

(j)                          pay accounts payable and other obligations and liabilities in the ordinary course of business and in compliance with the terms and conditions of such obligations and liabilities;

(k)                          maintain in all material respects inventory levels appropriate for the Business.

(l)                          except as set forth on Section 5.1(l) of the Disclosure Schedule, not modify the terms of, discount, setoff or accelerate the collection of any accounts receivable;

(m)                          not take any action or fail to take any action that would result in any of the representations and warranties of the Sellers set forth in Article II or III to not continue to be true and correct in all material respects (in the case of representations and warranties not qualified as to materiality or Material Adverse Effect) or true and correct in all respects (in the case of representations and warranties qualified as to materiality or Material Adverse Effect);

(n)                          not acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o)                          not make or commit to make any capital expenditures except in the ordinary course of business in amounts not to exceed twenty thousand dollars ($20,000) in the aggregate, or fail to make or materially delay any necessary capital expenditures;

(p)                          not hire any new management-level employees (other than to fill vacancies created by the termination of employment of current management-level employees), enter into any employment Contract or collective bargaining agreement with any management-level employees, modify the terms of any existing such Contract or agreement or enter into any employment Contract with any current employee who does not have an employment Contract as of the date of this Agreement;

(q)                          except in the ordinary course of business consistent with past practice or as required by applicable Law or any Employee Plan, not grant any increase in the base compensation of any employee;

(r)                          except as required by applicable Law, not adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other Welfare Plan, deferred compensation, post-retirement benefits or pension plan;

(s)                          not enter into any new Contract, business arrangement or relationship that would be required to be set forth in Section 2.24 (Affiliate Transactions);

(t)                          not enter into any material lease, sublease, license or easement of real property or terminate, renew, extend or amend any lease or sublease for any of the Leased Real Property;

(u)                          not make any change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP;

(v)                          not cancel any debts owed to or claims held by it, other than in the ordinary course of business;

(w)                          prepare and file on or before the due date thereof all Tax Returns required to be filed by such Company on or before the Closing Date, and pay all Taxes required to be paid by such Company during or prior to the Pre-Closing Period, in accordance with applicable Law;

(x)                          not make, amend or revoke any material Tax election, change, request to change or consent to any change in its method of accounting for Tax purposes, apply to any Governmental Authority for a private letter ruling or similar ruling respect to Taxes, enter into any closing or other agreement with respect to Taxes with any Governmental Authority, settle any material Tax claim or assessment, or take any similar action relating to Taxes;

(y)                          not enter into any Contract or otherwise become obligated to do any action prohibited under the foregoing subsections (a) – (w).

Nothing contained in this Section 5.1 shall give the Purchaser or Purchaser Europe, directly or indirectly, the right to control or direct the operations of any of the Companies prior to the Closing and, prior to the Closing, each of the Companies shall exercise, consistent with the terms and conditions of this Agreement and the Management Agreement, complete control and supervision over its operations.

5.2       Regulatory and Other Approvals.

(a)                          During the Pre-Closing Period, the Purchaser, each of the Companies and the Sellers shall (and the Sellers shall cause each of the Companies to), in good faith and in a timely manner, use their respective commercially reasonable efforts to take or cause to be taken all actions, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to cause the Closing conditions contained in Article VI applicable to such party to be satisfied, and refrain from taking any actions that would have the effect of delaying, impeding or preventing satisfaction of any of the Closing conditions contained in Article VI applicable to such party; provided that the Purchaser shall not be required to incur any out-of-pocket expenses in connection with any such matters.

(b)                          Without limiting the generality of Section 5.2(a), during the Pre-Closing Period, the Purchaser, each of the Companies and the Sellers shall (and the Sellers shall cause each of the Companies to) use their respective commercially reasonable efforts to make all reasonably necessary or advisable filings with, obtain all reasonably necessary or advisable waivers, consents and approvals from Governmental Authorities and any other third parties (including the FCC Approval and the Contractual Consents).

(c)                          During the Pre-Closing Period, the Purchaser, on the one hand, and the Sellers, on the other hand, shall: (i) provide regular written notices to the other party concerning, and otherwise keep the other party reasonably apprised of, the status of their process of obtaining the FCC Approval, the Contractual Consents and any other waivers, consents or approvals to be obtained in connection with the consummation of the transactions contemplated hereby (which shall include correct and complete copies of any correspondence or other communications received from the FCC, any other Governmental Authority or any other third party in connection therewith); and (ii) each provide the other party with the right to review in advance, and consult with the other party on, any filing, consent or approval request, or other communication with or to the FCC, any other Governmental Authority or any other third party in connection with their process of obtaining any such waiver, consent or approval.

5.3                       Access to Information.  During the Pre-Closing Period, each of the Companies shall (and the Sellers shall cause each of the Companies to) permit the Purchaser and their representatives to have full access, during normal business hours and after reasonable prior notice to the Sellers, to the properties, books and records of the Companies; provided, however, that the parties agree to cooperate so that any such access does not unreasonably interfere with the conduct of the Business of the Companies.  All information provided or obtained pursuant to the foregoing shall be held by the Purchaser in accordance with and subject to the terms of the Mutual Non-Disclosure Agreement, dated February 24, 2009, between Purchaser Parent and WBS LLC (the “Confidentiality Agreement”).

5.4       Exclusivity.  During the Pre-Closing Period, neither any of the Companies nor any of the Sellers will, or will permit any of their respective officers, directors, members, employees, representatives or agents (collectively, “Representatives”) to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to, encourage, respond to (other than to state that an agreement precludes a substantive response), or enter into any term sheet or letter of intent concerning or Contract to effect: (i) any merger, consolidation, recapitalization, business combination or other transaction involving any of the Companies; (ii) any sale of any of the Companies’ respective assets outside the ordinary of business; or (iii) any sale, assignment or other transfer of any of the Equity Interests held by any of the Sellers (or any Lien incurred on any such Equity Interests) or any issuance of any new Equity Interests of any of the Companies (any such transaction, an “Alternative Transaction”).  The Sellers shall promptly (and in any event within three (3) Business Days) advise the Purchaser in writing of any inquiry, offer or proposal received by any of the Companies, any Seller or any of their respective Representative with respect to a proposed Alternative Transaction, which notice shall include a reasonable description of the material terms and conditions of the proposed Alternative Transaction (including the identity of the Person making the proposal) and correct and complete copies of any documents supplied by such Person in connection with the Alternative Transaction.  The Companies, the Sellers and their respective Representatives shall each immediately cease any discussions regarding any potential Alternative Transactions that were ongoing as of the date of this Agreement.

5.5       Notification During the Pre-Closing Period of Breaches.  During the Pre-Closing Period, the Purchaser, on the one hand, and the Sellers, on the other hand, will each notify the other as soon as reasonably practicable (and in any event within three (3) Business Days) after it becomes aware of: (a) any material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement; or (b) any fact or condition that would cause a condition to the other party’s obligation to consummate the Closing set forth in Article VI to not be satisfied.  No such notice provided shall be deemed to supplement or amend any of the representations and warranties (or, with respect to the Sellers, the Disclosure Schedule) of the party providing such notice for purposes of determining whether any of the conditions set forth in Section 6.1(a) or Section 6.2(a), as applicable, have been satisfied or in any way affect, limit or constitute a waiver of the liability of such party under this Agreement with respect to the matters set forth in such notice.

5.6       Employee Matters.

(a)                During the Pre-Closing Period, the Sellers will make the employees of the Companies (“Companies Employees”) reasonably available to the Purchaser to enable the Purchaser to evaluate and determine the Companies Employees to which it will offer employment with the Purchaser effective upon the Closing.  With respect to each Companies Employee, either: (i) the Purchaser will provide for employment by the Purchaser of such Companies Employee, effective upon the Closing, on the terms and conditions summarized in an offer letter to be provided by the Purchaser to such Companies Employee at least ten (10) days prior to the Closing (each, an “Offer Letter”); or (ii) such Companies Employee’s employment with the Companies will be terminated effective upon the Closing, such Companies Employee will execute and deliver to the Purchaser a separation and release agreement in form satisfactory to the Purchaser (each, a “Separation Agreement”), and the Purchaser will pay, or cause to be paid (including out of the assets of the Companies), to such Companies Employee such severance benefits as such Companies Employee is entitled to receive under such Companies Employee’s Separation Agreement (the “Companies Employees Severance Obligations”). During the Pre-Closing Period, the Purchaser will reasonably coordinate with the Sellers concerning its process of communicating with Companies Employees who will be offered positions with the Purchaser and those whose employment will be terminated, in each case as described in the preceding sentence of this Section 5.6(a).  The Companies shall (and the Sellers shall cause the Companies to) record the Companies Employees Severance Obligations in the financial statements of the Companies prior to the Closing but, as provided in the definition of NWC in Article IX, the Companies Employees Severance Obligations shall not be included in the NWC.

(b)                This Section 5.6 is solely an agreement among the Purchaser, the Companies and the Sellers and in no event will any Companies Employee have any right to enforce this Section 5.6, including any right with respect to continuance of employment by any of the Companies or with the Purchaser, nor shall this Agreement impede in any way the right of any of the Companies or the Purchaser to terminate any Companies Employee’s employment at any time.

5.7       Publicity.

(a)       As promptly as reasonably practicable after the execution and delivery of this Agreement by the parties, the Purchaser, on the hand, and the Sellers, on the other hand, shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as is agreed upon in writing by the Purchaser and the Sellers.  After such initial press release is disseminated, each party may issue further press releases and similar announcements without the consent of the other parties, provided that each such press release or similar announcement contains, with respect to information concerning this Agreement and the transactions contemplated hereby, solely the information that is contained in such initial press release.  Except as provided above in this Section 5.7(a), the parties will, and will cause each of their respective officers, directors, employee, agents and representatives to, maintain this Agreement and the other Transaction Documents in confidence, keeping the existence hereof and thereof and all terms and conditions set forth herein and therein confidential, and will not, and will cause each of their respective officers, directors, employee, agents and representatives to not, issue or cause the publication of any press release or other public announcement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the Purchaser, on the one hand, and the Sellers, on the other hand.

(b)       Notwithstanding anything to the contrary in Section 5.7(a), any party may make such disclosures concerning this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby as are required under applicable Law and legal process or securities exchange listing requirements, in each case as long as the disclosing party: (i) provides reasonable advance notice of such requirement to the non-disclosing parties so that the non-disclosing parties may seek a protective order or other appropriate remedy; (ii) reasonably cooperates with the non-disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information, and (iii) discloses only such information as the disclosing party is advised by legal counsel that such disclosing party is legally required to disclose.

5.8       Release.

(a)                          Conditioned and effective upon the Closing, in consideration of: (x) the Cash Europe Transaction Consideration to be provided by Purchaser Europe to WBS LLC hereunder, and (y) the U.S. Transaction Consideration to be provided by the Purchaser to each Seller hereunder (which each Seller agrees and acknowledges will benefit such Seller and constitutes adequate and sufficient consideration), each Seller (for purposes of this Section 5.8, each a “Releasor”), for himself and any and all Persons now or hereafter claiming through or asserting on behalf of the Releasor any actual or alleged right, interest, entitlement or claim whatsoever (each, a “Releasor Person”), forever fully and irrevocably releases, remises and discharges each of the Companies, its Affiliates (which shall, following the Closing, include the Purchaser and Purchaser Europe), each of their respective successors, predecessors and assigns, and each of the past, present and future directors, officers, partners, principals, managers, members, employees, agents, representatives, insurers and attorneys of any of the foregoing (collectively, the “Releasees”) from any and all Proceedings or Losses, whether in law or in equity, past or present, known or unknown, suspected or unsuspected, matured or unmatured, in respect of any action, omission or event occurring from the beginning of time to the date of this Release, in each case against any of the Releasees, which the Releasor or any Releasor Person has had, now has or may in the future have, against or with respect to any of the Releasees, whether or not relating to claims pending or asserted before or after the Closing, in each case except for the Non-Released Claims (as defined below) (collectively, the “Released Claims”).

(b)                          Notwithstanding anything to the contrary in Section 5.8(a), the Released Claims do not include any: (i) Proceeding or Losses to which Releasor or any Releasor Person may be entitled under or in connection with this Agreement and the other Transaction Documents; (ii) the accounts payable of the Companies to the Sellers described on Section 5.8(b) of the Disclosure Schedule (collectively, the “Accrued Seller Draw Obligations”); or (iii) any accrued rights or benefits of the Releasor under any of the Companies’ respective employee benefit plans (collectively, the “Non-Released Claims”).

(c)                          The Releasor agrees and acknowledges that: (i) in making his decision to provide the releases set forth in this Section 5.8, the Releasor has relied solely on his own knowledge and judgment and the advice of his legal counsel and, without limiting the generality of the foregoing, is not relying on any promises, inducements, representations or warranties of any of the Companies, the Purchaser, Purchaser Europe, any of their respective Affiliates, or any of their respective directors, officers, partners, principals, managers, members, employees, agents and representatives, in each case to the extent not expressly referred to in this Agreement and the other Transaction Documents; (ii) there has been no assignment or other transfer by or on behalf of the Releasor of any interest in any Released Claim; (iii) he intends the releases set forth in this Section 5.8 to be as comprehensive and broad as is permissible under applicable Law with respect to the Released Claims; and (iv) he and the Releasor Persons shall: (A) be forever barred from, directly or indirectly, bringing, continuing or in any manner assisting with any charge, claim or Proceeding of any kind, nature or character against or involving any of the Releasees arising out of, relating to or constituting any of the Released Claims, and (B) not otherwise have any recourse of any kind against any of the Releasees with respect to any of the Released Claims.

5.9       Non-Competition; Non-Solicitation; Non-Disparagement; and Confidentiality.  In consideration of: (x) the Cash Europe Transaction Consideration to be provided by Purchaser Europe to WBS LLC hereunder, and (y) the U.S. Transaction Consideration to be provided by the Purchaser to each Seller hereunder (which each Seller agrees and acknowledges will benefit such Seller and constitutes adequate and sufficient consideration), each of the Sellers covenants and agrees, severally and not jointly, as follows:

(a)                          Non-Competition.  The Seller will not, at any time during the three (3) year period after the Closing, directly or indirectly, own, operate, manage, control, participate in, be employed by, consult with, advise or engage in services for any Person engaged in a Business; provided, however, that this Section 5.9(a) shall not prohibit the Seller from: (i) being a passive owner of not more than one percent (1%) of the outstanding capital stock of a Person which is publicly-traded, as long as the Seller has no active participation in such Person’s business; or (ii) continuing to invest, be employed by, consulting with or otherwise being involved with: (A) Green Grid Partners, LLC, a Colorado limited liability company that is engaged in the business of clean energy consulting and promotes more efficient use of the electrical grid, which targets power companies and large users of electricity and offers them a solution to reduce the cost per kilowatt hour they pay; or (B) ENKI, LLC (d/b/a PrimaCloud), a California limited liability company that is engaged in the business of cloud computing, in each case solely to the extent that each such company is not engaged in the Companies’ Business and continues to engage in the business described above in this Section 5.9(a).

(b)                          Non-Solicitation.  The Seller will not, at any time during the three (3) year period after the Closing, directly or indirectly: (i) induce or attempt to induce any Person who is a director, officer, employee or consultant of the Companies, the Purchaser or Purchaser Europe to leave the employ of or terminate or breach their respective Contracts or relationships with the Companies, the Purchaser or Purchaser Europe, or in any other way deliberately interfere with the relationship between the Companies, the Purchaser or Purchaser Europe and any such Person; (ii) solicit the employment of, or hire or otherwise engage, any Person who is or was a director, officer, employee or consultant of the Companies, the Purchaser or Purchaser Europe within the six (6) month period preceding such solicitation, hire or engagement; or (iii) induce or attempt to induce any customer, supplier, distributor or other business relation of or to any of the Companies, the Purchaser or Purchaser Europe to cease doing business with the Companies, the Purchaser or Purchaser Europe, to reduce or otherwise adversely change its business with the Companies, the Purchaser or Purchaser Europe, or in any other way deliberately interfere with the relationship between the Companies, the Purchaser or Purchaser Europe and any such customer, supplier, distributor or other business relation; provided, however, that no general advertisement or general solicitation not targeted to the directors, officers, employees or consultants of the Companies, the Purchaser or Purchaser Europe shall be deemed to be a solicitation thereof in violation of Section 5.9(b)(ii).

(c)                          Non-Disparagement.  Except as required in statements made in court filings and proceedings in connection with any legal dispute between the parties, the Seller shall not, at any time after the Closing, directly or indirectly make any written or oral statement concerning the Purchaser, Purchaser Europe or any of their respective Affiliates (including the Companies) or any of the current or former directors, officers, stockholders and employees of the Purchaser, Purchaser Europe, any of their respective Affiliates (including the Companies), or the Business that is reasonably likely to be harmful to the Purchaser, Purchaser Europe, any such Affiliate or the Business, or the business or personal reputation of any such Person.

(d)                          Confidentiality.  Except and solely to the extent otherwise required by applicable Law, legal process or securities exchange listing requirements, the Seller shall not, at any time after the Closing, disclose to any Person or use for any purpose (other than exercising its rights and performing its obligations under this Agreement), any confidential or proprietary information of any of the Companies; provided, however, that before making any disclosure of any such information required by applicable Law, legal process or securities exchange listing requirements, the Seller shall: (i) provide reasonable advance notice of such requirement to the Purchaser so that the Purchaser may seek a protective order or other appropriate remedy; (ii) reasonably cooperate with the Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information; and (iii) disclose only such information as the Seller is advised by legal counsel that such disclosing party is legally required to disclose.

Each Seller agrees and acknowledges that its covenants set forth above in this Section 5.9: (x) are reasonable in geographic and temporal scope and in all other respects; (y) are fair to such Seller; and (z) have been made in order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby and the Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby, but for the covenants of the Sellers contained in this Section 5.9.  If, at any time of enforcement of any of the provisions of this Section 5.9, a court determines that the duration, scope or area restrictions stated herein are not enforceable under applicable Law, the parties agree that the maximum duration, scope or area (as applicable) permitted by applicable Law shall be substituted for the duration, area or scope (as applicable) stated herein and the court shall be authorized by the parties to revise the restrictions contained herein to cover such maximum duration, area or scope (as applicable).  In the event of any conflict between the immediately preceding sentence of this Section 5.9 and Section 10.7 (Severability), such precedence sentence shall control.

5.10      Tax Covenants.

(a)                          Responsibility for Taxes.

(i)                                    The Sellers shall be responsible for payment of the following Taxes (or the non-payment thereof):

(A)       All Taxes of the Companies, or for which any Company is liable, and all Taxes imposed or levied with respect to any assets of any of the Companies or the Business, for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period; and

(B)       all Taxes of the Sellers for all Taxable periods;

in each case including all Taxes of the Companies or of the Sellers resulting from the transactions contemplated by this Agreement.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Taxable period ending on the Closing Date shall be:

(1)       in the case of Taxes that are either (x) based upon or measured by income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable period ended on the Closing Date; for the avoidance of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement, including the deemed liquidations referred to in Section 1.10(a)(iii)(B), shall be allocated to the portion of the period ending on the Closing Date; and

(2)       in the case of other Taxes imposed on a periodic basis with respect to any of the Companies or any of their respective assets or the Business, or otherwise not feasibly allocated to specific transactions or events, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(ii)                                   All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid when due, one-half (1/2) by the Purchaser and Purchaser Europe (jointly and severally) and one-half (1/2) by the Sellers (jointly and severally).

(iii)                                  The Sellers shall pay to the Purchaser or Purchaser Europe, as applicable, the amount of Taxes for which the Sellers are liable under this Section 5.10(a) that relate to a Tax Return described in Section 5.10(b)(iii) that is filed by the Purchaser, Purchaser Europe or any Company after the Closing Date, by wire transfer of immediately available funds to the account designated in writing by the Purchaser or Purchaser Europe, as applicable, at least three (3) days prior to the due date for filing such Tax Return.

(b)                          Preparation and Filing of Tax Returns.

(i)                                    The Sellers shall timely prepare and file or cause to be timely prepared and filed on behalf of the Companies all Income Tax Returns of the Companies for periods ending on or before the Closing Date that are filed after the Closing Date, and shall timely pay all Taxes shown as due thereon.  The Sellers shall provide the Purchaser or Purchaser Europe, as applicable, with copies of such Income Tax Returns, together with reasonable supporting workpapers, at least twenty-one (21) days prior to the due date for filing thereof (including any extension of time for filing in accordance with applicable Law), for the Purchaser’s or Purchaser Europe’s (as applicable) review and approval prior to filing, which approval shall not be withheld, conditioned or delayed unreasonably.  The Purchaser or Purchaser Europe, as applicable, shall be deemed to have approved any such Tax Return if it does not provide to the Sellers a written objection to such Tax Return, describing in reasonable detail the basis for such objection, within ten (10) days after receipt of such Tax Return. .

(ii)                                   The Sellers shall timely prepare and file all Transfer Tax Returns and other documentation with respect to Transfer Taxes, and if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Transfer Tax Returns and other documentation.

(iii)                                  The Purchaser or Purchaser Europe, as applicable, shall be responsible for filing or causing to be filed all other Tax Returns required to be filed by the Companies after the Closing Date.  If Sellers are responsible under Section 5.10(a) for all or any portion of the Taxes relating to any such Tax Return, the Purchaser shall provide the Sellers with a copy of such completed Tax Return together with reasonable supporting workpapers and a statement certifying the amount of such Taxes for which the Sellers are responsible, at least twenty-one (21) days prior to the due date (including any extension of time for filing in accordance with applicable Law) for filing thereof, for the Purchaser’s review and approval prior to filing, which approval shall not be withheld, conditioned or delayed unreasonably.  The Sellers shall be deemed to have approved any such Tax Return if they do not provide to the Purchaser or Purchaser Europe, as applicable, a written objection to such Tax Return, describing in reasonable detail the basis for such objection, written then (10) days after receipt of such Tax Return

(iv)                                   The Companies shall bear up to an aggregate of seven thousand five hundred dollars ($7,500) of the reasonable fees and expenses incurred in connection with preparation of the Income Tax Returns of the Companies and Transfer Tax Returns pursuant to this Section 5.10(b); any amounts in excess of such amount shall be paid by the Sellers, jointly and severally.

(c)                          Code Section 754 Election.  Notwithstanding anything to the contrary in this Agreement, upon (and solely upon) written notice from the Purchaser to the Sellers, the Sellers shall cause either or both WBS LLC and TEK Channel (as specified by the Purchaser in its notice) to make a valid and timely election under Code section 754 for the Taxable year of such Company ending on (or that includes) the Closing Date.  The Purchaser, in its discretion, may give such notice at any time prior to the tenth (10th) day preceding the due date (including any extension of time for filing in accordance with applicable Law) for the federal Income Tax Return that must include such Code section 754 election in order for such election to be valid.  The Purchaser will bear the cost of any reasonable professional fees incurred by the Companies or the Sellers in connection with such Code section 754 election.

(d)                          Tax Treatment.  Each of the parties intends that the transactions contemplated by this Agreement shall be characterized for Tax purposes as described in Section 1.10, shall take all reasonable action necessary to secure such Tax characterization (including filing of appropriate Tax Returns) and shall not take any action (whether on a Tax Return or otherwise) inconsistent with such Tax characterization or that would make such Tax characterization unavailable.

(e)                          Cooperation on Tax Matters.  Each party hereto shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the requesting party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser, Purchaser Europe, the Companies and the Sellers agree: (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by either the Purchaser, Purchaser Europe or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (ii) to give the other of such parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another of such parties so requests, the applicable Company or the Sellers, as the case may be, shall allow such party to take possession of such books and records.  The Purchaser, Purchaser Europe and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

5.11      Maintenance of Records.  Subject to Section 5.10(e), for a period of at least seven (7) years after the Closing Date: (a) the Purchaser, Purchaser Europe and the Sellers shall (and the Purchaser and Purchaser Europe shall cause each of the Companies to), each maintain their respective books and records in existence as of the Closing Date relating to the Companies; and (b) upon reasonable written notice, the Purchaser, Purchaser Europe and the Sellers shall each (and the Purchaser and Purchaser Europe shall cause each of the Companies to) furnish to the other and their respective representatives, employees, counsel and accountants access, during normal business hours and upon reasonable advance notice, such books and records relating to periods prior to the Closing Date, and shall permit such Persons to examine and copy, at the sole cost and expense of the party providing access, such books and records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting, accounting and Tax matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment.  The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of the Purchaser, Purchaser Europe, the Companies or the Sellers, as applicable.  The party providing information and access under this Section 5.11 (the “Providing Party”) may condition its obligations under this Section 5.11 upon receipt by the Providing Party from the party requesting information and access under this Section 5.11 (the “Receiving Party”) of an agreement containing reasonable restrictions on the use and disclosure by the Receiving Party of information learned or provided as a result of such provision of information and access

5.12      Audit Expenses. The Companies shall (and the Sellers shall cause the Companies to) record in the financial statements of the Companies prior to the Closing the fees and expenses of Anton Collins Mitchell, LLP, the Companies’ auditors, incurred in connection with their preparation of audited 2008 Financial Statements and review of the unaudited 2009 Financial Statements (collectively, the “Audit Expenses”) but, as provided in the definition of NWC in Article IX, up to fifty-five thousand dollars ($55,000) of the Audit Expenses shall not be included in the NWC.

ARTICLE VI
CONDITIONS TO CLOSING

6.1       Conditions to the Obligation of the Purchaser and Purchaser Europe.  The obligation of the Purchaser and Purchaser Europe to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

(a)                          the representations and warranties of the Sellers contained in Articles II and III shall have been true and correct when made and be true and correct in all respects (if qualified by materiality or Material Adverse Effect) or true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), as of the Closing Date (except with respect to those representations and warranties that are made as of a specific date, only as of such date);

(b)                          the Companies and the Sellers shall have each duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by any of the Companies or the Sellers at or before the Closing;

(c)                          the FCC Approval shall have been received by the parties or reasonably satisfactory notification shall have been received by the parties from the FCC that the FCC Approval is not required under applicable Telecommunications Law;

(d)                          SVB shall have provided to Purchaser Parent and the Purchaser the financing described in the SVB Term Sheet on substantially the terms and conditions set forth therein;

(e)                          the Purchaser shall have obtained an agreement with Vencore, in form satisfactory to the Purchaser, concerning treatment of the Vencore Debt in connection with consummation of the transactions contemplated hereby and termination of the Vencore Warrant effective upon the Closing (the “Vencore Consent and Warrant Termination Agreement”);

(f)                          there shall not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and there shall be no litigation pending in which any Governmental Authority is seeking to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement;

(g)                          there shall not have occurred, since the date of this Agreement, any Material Adverse Effect; and

(h)                          each of the actions set forth in Section 1.5(a) shall have occurred in accordance with its terms.

6.2       Conditions to the Obligation of the Sellers.  The respective obligations of the Sellers to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction or waiver by the Sellers on or prior to the Closing Date of each of the following conditions:

(a)                          the representations and warranties of the Purchaser and Purchaser Europe contained in Article IV shall be true and correct in all respects (if qualified by materiality or material adverse effect) and shall be true and correct in all material respects (if not qualified by materiality or material adverse effect), as if made at and as of the Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date);

(b)                          The Purchaser and Purchaser Europe shall have each duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by the Purchaser or Purchaser Europe at or before the Closing;

(c)                          there shall not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and there shall be no litigation pending in which any Governmental Authority is seeking to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement; and

(d)                          each of the actions set forth in Section 1.5(b) shall have occurred in accordance with its terms.

ARTICLE VII
INDEMNIFICATION

7.1       Survival of Representations and Warranties. Each of the respective representations and warranties of the Purchaser, Purchaser Europe and the Sellers contained in this Agreement shall survive the Closing until the two (2) year anniversary of the Closing Date, except that: (a) the representations and warranties of the Sellers set forth in Section 2.1 (Existence; Good Standing; Authority; Enforceability), Section 2.2 (No Conflicts; Consents), Section 2.3 (Capitalization), Section 2.4 (Subsidiaries), Section 2.9 (Title to Assets) and Section 2.27 (Brokers) and each Seller’s representations and warranties set forth in Section 3.1 (Authority; Enforceability), Section 3.2 (No Conflicts; Consents), Section 3.4 (Title to Purchased Equity Interests) and Section 3.6 (Brokers) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely after the Closing; (b) the representations and warranties of the Purchaser and Purchaser Europe set forth in Section 4.1 (Existence; Good Standing; Authority; Enforceability), Section 4.2 (No Conflicts; Consents) and Section 4.5 (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely after the Closing; and (c) the representations and warranties of the Sellers set forth in Section 2.14 (Employee Benefit Plans), Section 2.16 (Environmental Matters), Section 2.17 (Taxes) and Section 2.19 (Telecommunications Law) shall survive until sixty (60) days after the expiration of the statute of limitations applicable to the matters underlying each such representation and warranty.  Notwithstanding anything to the contrary in this Section 7.1, if a Notice of Claim has been provided by an Indemnified Party to an Indemnifying Party concerning the breach of a representation and warranty set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation and warranty, the end of the survival period of such representation and warranty shall be extended, solely with respect to such claim and any other claim reasonably related thereto or concerning the same facts, until such later date as such claim(s) have been fully and finally resolved in accordance with this Article VII.

7.2       Indemnification Obligations.

(a)       Indemnification by the Sellers concerning the Companies.  Subject to the other provisions of this Article VII, the Sellers shall jointly and severally indemnify the Purchaser, Purchaser Europe and each of their respective Affiliates (which, following the Closing, shall include the Companies) and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Purchaser Indemnified Party”) for any Losses of such Purchaser Indemnified Party resulting from, arising out of, or relating to: (i) any breach of, or inaccuracy in, any representation and warranty of the Sellers set forth in Article II; (ii) any breach of any covenant or agreement of any of the Companies contained in this Agreement occurring prior to or at the Closing or of any covenant or agreement contained in this Agreement in which the Sellers agree to cause any of the Companies to take or not take some action prior to or at the Closing; (iii) any inaccuracy in the Seller Closing Certificate with respect to matters described in the foregoing clauses (i) and (ii) of this Section 7.2(a); (iv) any of the matters described on Section 7.2(a)(iv) of the Disclosure Schedule; (v) any of the matters described on Section 7.2(a)(v) of the Disclosure Schedule; or (vi) any actual or threatened Taxes described in Section 5.10(a), except to the extent accrued as a Current Liability included in the calculation of the Final NWC.

(b)       Indemnification by each Seller Concerning such Seller.  Subject to the other provisions of this Article VII, each Seller shall, severally and not jointly, indemnify each of the Purchaser Indemnified Parties for any Losses of such Purchaser Indemnified Party resulting from, arising out of, or relating to: (i) any breach of, or inaccuracy in, any of any representations and warranties of such Seller set forth in Article III; (ii) any breach of any covenant or agreement of such Seller contained in this Agreement; or (iii) any inaccuracy in the Seller Closing Certificate with respect to matters described in the foregoing clauses (i) and (ii) of this Section 7.2(b).

(c)       Indemnification by the Purchaser and Purchaser Europe.  Subject to the other provisions of this Article VII, the Purchaser and Purchaser Europe shall, jointly and severally, indemnify the Sellers and each of their respective Affiliates, directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Seller Indemnified Party”) for any Losses of such Seller Indemnified Party resulting from, arising out of, or relating to: (i) any breach of, or inaccuracy in, any representation and warranty of the Purchaser and Purchaser Europe set forth in Article IV; (ii) any covenant or agreement of the Purchaser or Purchaser Europe contained in this Agreement; or (iii) any inaccuracy in the Purchaser Closing Certificate.

7.3       Limitations on Indemnification Obligations.

(a)                             Notwithstanding anything to the contrary in Section 7.2(a) or (b), in no event shall the Sellers be required to provide indemnification under this Article VII: (i) unless and until the Purchaser Indemnified Parties shall have incurred aggregate indemnifiable Losses under this Article VII of at least fifty thousand dollars ($50,000) (the “Seller Indemnification Deductible”), at which point the Sellers shall be required to provide indemnification only with respect to any such indemnifiable Losses in excess of such amount; or (ii) for aggregate indemnifiable Losses under this Article VII in excess of the Seller Indemnification Cap; provided, however, that neither the Seller Indemnification Deductible nor the Seller Indemnification Cap shall be applicable to any Losses resulting from: (A) any breach of any covenant or agreement of any of the Companies or any of the Sellers set forth in this Agreement or any inaccuracy in the Seller Closing Certificate relating to any of such covenants or agreements; (B) any willful or intentional breach of this Agreement by any of the Companies or any of the Sellers; (C) any fraud by any of the Companies or any of the Sellers related to the transactions contemplated hereby; (D) any breach of, or inaccuracy in, any of the Seller Fundamental Representations or any inaccuracy in the Seller Closing Certificate relating to any of the Seller Fundamental Representations; or (E) any of the matters described in Section 7.2(a)(iv), (v), or (vi).

(b)                             Notwithstanding anything to the contrary in Section 7.2(c), in no event shall the Purchaser or Purchaser Europe be required to provide indemnification under this Article VII: (i) unless and until the Seller Indemnified Parties shall have incurred aggregate indemnifiable Losses under this Article VII of at least fifty thousand dollars ($50,000) (the “Purchaser Indemnification Deductible”), at which point the Purchaser and Purchaser Europe shall be required to provide indemnification only with respect to any such indemnifiable Losses in excess of such amount; or (ii) for aggregate indemnifiable Losses under this Article VII in excess of the Purchaser Indemnification Cap; provided, however, that neither the Purchaser Indemnification Deductible nor the Purchaser Indemnification Cap shall be applicable to any Losses resulting from: (A) any breach of any covenant or agreement of the Purchaser or Purchaser Europe set forth in this Agreement; (B) any willful or intentional breach of this Agreement by the Purchaser or Purchaser Europe; (B) any fraud by the Purchaser or Purchaser Europe related to the transactions contemplated hereby; or (C) any breach of, or inaccuracy in, any of the Purchaser Fundamental Representations or any inaccuracy in the Purchaser Closing Certificate relating to any of the Purchaser Fundamental Representations.

7.4       Indemnification Claim Procedure. If any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, in such capacity (the “Indemnified Party”), learns of any matter that it believes will entitle the Indemnified Party to indemnification from the Purchaser, Purchaser Europe or either or both of the Sellers, as applicable, in such capacity (the “Indemnifying Party”) under this Article VII, the Indemnified Party shall provide to Indemnifying Party notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and, to the extent reasonably estimable, the estimated Losses resulting therefrom (a “Notice of Claim”).  The Indemnifying Party shall have ten (10) Business Days after its receipt of the Notice of Claim to respond to the claim(s) described therein in a written notice to the Indemnified Party (a “Dispute Notice”) setting forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s).  If the Indemnifying Party fails to provide a Dispute Notice with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim.  If the Indemnifying Party does not dispute, in its Dispute Notice, all of he claims set forth in the corresponding Notice of Claim, the Indemnifying Party shall be deemed to have conceded any claims to which it has not disputed in such Dispute Notice.  If the Indemnifying Party provides a Dispute Notice within such time period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) Business Days after the response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect to the unresolved claim(s), subject to Seller Indemnification Deductible, the Seller Indemnification Cap, the Purchaser Indemnification Deductible, the Purchaser Indemnification Cap and the other provisions of this Article VII, in each case to the extent applicable.

7.5       Third Party Claims.

(a)                          Notice.  With respect to any matter for which an Indemnified Party is entitled to indemnification from an Indemnifying Party under this Article VII that relates to a Claim or Proceeding by a third party (a “Third Party Claim”), the Indemnified Party shall promptly provide to the Indemnifying Party a Notice of Claim relating to such Third Party Claim; provided, however, that no failure by the Indemnified Party to provide, or delay in providing, a Notice of Claim shall relieve the Indemnifying Party of any liability hereunder except and to the extent that such failure or delay materially prejudices the Indemnifying Party’s ability to contest or resolve the matters underlying such Third Party Claim.

(b)                          Assumption of the Defense.  The Indemnifying Party shall have thirty (30) days after receipt from the Indemnified Party of the Notice of Claim for a Third Party Claim to provide notice to the Indemnified Party of its election to assume, using legal counsel selected by it and reasonably acceptable to the Indemnified Party, the defense of the Third Party Claim at its own expense; provided, however, that if the Indemnifying Party’s assumption of the defense of any Third Party Claim would result in a conflict of interest arising out of the joint representation by legal counsel selected by the Indemnifying Party of the interests of both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be entitled to engage separate legal counsel to represent the Indemnified Party (at the Indemnifying Party’s sole cost and expense) and, if the Indemnifying Party fails to do so during the thirty (30) day period referred to above, the Indemnifying Party shall not be entitled to assume the Indemnified Party’s defense of such Third Party Claim.  An Indemnifying Party’s election to assume the defense of any Third Party Claim shall constitute an irrevocable admission that any Losses resulting therefrom are indemnifiable Losses for which the Indemnified Party is entitled to indemnification from the Indemnifying Party under this Article VII unless, within sixty (60) days after receipt of the related Notice of Claim, the Indemnifying Party notifies the Indemnified Party that the Third Party Claim is not an indemnifiable claim hereunder and tenders the defense of such Third Party Claim to the Indemnified Party (but such notice and tender shall not relieve the Indemnifying Party of its responsibility for indemnification under this Article VII if it is ultimately determined that such Third Party Claim is an indemnifiable claim under this Article VII).  If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto and copy the Indemnified Party on all pleadings, filings and other correspondence relating thereto.  With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 7.5(b): (i) the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claim through legal counsel selected by it, but the costs and expenses of such legal counsel shall be borne solely by the Indemnified Party; and (ii) the Indemnified Party shall, during normal business hours and upon reasonable advance notice, at the cost and expense of the Indemnifying Party, cooperate in all reasonable ways with, make its relevant files and records reasonably available for inspection and copying by, make its employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party in connection with the Third Party Claim.

(c)                          Defense of Third Party Claim by the Indemnified Party.  If: (i) the Indemnified Party does not receive notice from the Indemnifying Party in which it elects to assume the defense of a Third Party Claim within the thirty (30) day time period set forth in Section 7.5(b); (ii) if, at any time after the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party fails to perform or unreasonably delays in performing its obligations to assume or pursue the defense of any such Thirty Party Claim; or (iii) within sixty (60) days after receipt of the related Notice of Claim, the Indemnifying Party notifies the Indemnified Party that the Third Party Claim is not an indemnifiable claim hereunder and tenders the defense of such Third Party Claim to the Indemnified Party, the Indemnified Party shall be entitled (but not obligated) to fully assume, commence and pursue its defense of such Third Party Claim and the Indemnified Party may thereafter cease its defense of such Third Party Claim at any time in its sole discretion.  If the Indemnified Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnifying Party of all material developments related thereto and copy the Indemnifying Party on all pleadings, filings and other correspondence relating thereto but, if and for so long as the Indemnified Party pursues the defense of such Third Party Claim, the Indemnifying Party shall no longer be entitled to defend such Third Party Claim.

(d)                          Settlement.  If the Indemnifying Party (having assumed the defense of a Third Party Claim in accordance with Section 7.5(b)) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with Section 7.5(c)) proposes to settle or compromise such Third Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a statement describing in reasonable detail the terms and conditions of such settlement or compromise and including a copy of the settlement agreement) to the Indemnified Party or the Indemnifying Party (as applicable), which shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and the Indemnifying Party or the Indemnified Party (as applicable) may not effect any such settlement or compromise without the prior written consent of the Indemnified Party or the Indemnifying Party, such consent to not be unreasonably withheld, delayed or conditioned.

7.6       Satisfaction of Purchaser Indemnification Claim Amounts.

(a)                             Any amount that is required to be paid to one or more Purchaser Indemnified Parties under this Article VII (a “Seller Indemnification Payment Amount”):

(i)                                    by the Sellers under Section 7.2(a) (Indemnification by the Sellers Concerning the Companies) shall be satisfied: (A) first, by cancellation of the Stock U.S. Transaction Consideration; (B) second, to the extent that the Stock U.S. Transaction Consideration is insufficient to satisfy such Seller Indemnification Payment Amount in full, by cancellation of the Notes U.S. Transaction Consideration; and (C) third, to the extent that the Stock U.S. Transaction Consideration and the Notes U.S. Transaction Consideration are insufficient to satisfy such Seller Indemnification Payment Amount in full, by wire transfer of immediately available funds of the unsatisfied part of the Seller Indemnification Payment Amount by the Sellers, jointly and severally, to the respective accounts of the Purchaser and Purchaser Europe (allocated between the Purchaser and Purchaser Europe in proportion to the Transaction Consideration for the Purchased Equity Interests that each is purchasing hereunder), in each case not later than five (5) Business Days after determination of the Seller Indemnification Payment Amount pursuant to this Article VII; and

(ii)                                   by a Seller under Section 7.2(b) (Indemnification by each Seller Concerning Such Seller), shall be satisfied: (A) first, by cancellation of such Seller’s Stock U.S. Transaction Consideration; (B) second, to the extent that such Seller’s Stock U.S. Transaction Consideration is insufficient to satisfy such Seller Indemnification Payment Amount in full, by cancellation of such Seller’s Notes U.S. Transaction Consideration; and (C) third, to the extent that such Seller’s Stock U.S. Transaction Consideration and Notes U.S. Transaction Consideration are insufficient to satisfy such Seller Indemnification Payment Amount in full, by wire transfer of immediately available funds of the unsatisfied part of the Seller Indemnification Payment Amount by such Seller to the respective accounts of the Purchaser and Purchaser Europe (allocated between the Purchaser and Purchaser Europe in proportion to the Transaction Consideration for the Purchased Equity Interests that each is purchasing hereunder), in each case not later than five (5) Business Days after determination of the Seller Indemnification Payment Amount pursuant to this Article VII.

(b)                             For purposes of cancellation of Stock U.S. Transaction Consideration pursuant to Section 7.6(a), each share of Purchaser Parent Common Stock shall be valued at the greater of: (i) one dollar and fifteen cents ($1.15) (as adjusted in response to any stock split, reverse stock split, combination or similar transaction affecting Purchaser Parent Common Stock occurring after the date of this Agreement); or (ii) the Purchaser Parent Common Stock Price as of the date of cancellation.

(c)                             Each Seller shall, upon cancellation of any of his Notes U.S. Transaction Consideration or Stock U.S. Transaction Consideration pursuant to Section 1.6(c) or Section 7.6(a), tender to the Purchaser any promissory note(s) or stock certificate(s) in his possession evidencing such Notes U.S. Transaction Consideration or Stock U.S. Transaction Consideration, as applicable, for cancellation and the Purchaser shall, promptly after its receipt of such promissory note(s) or stock certificate(s), as applicable, deliver to such Seller a promissory note or stock certificate, as applicable, evidencing the portion (if any) of such Seller’s Notes U.S. Transaction Consideration or Stock U.S. Transaction Consideration, as applicable, remaining after such cancellation; provided that, for the avoidance of doubt, the failure by a Seller to tender to the Purchaser any promissory note(s) evidencing his Notes U.S. Transaction Consideration or any stock certificate(s) evidencing his Stock U.S. Transaction Consideration, in each case in connection with any cancellation thereof as required by this Section 7.6(c), shall not in any way affect the effectiveness of cancellation of such Notes U.S. Transaction Consideration or Stock U.S. Transaction Consideration.  If a Seller fails to tender to the Purchaser the stock certificate(s) evidencing his U.S. Purchaser Stock Consideration in connection with any cancellation thereof as required by this Section 7.6(c) and such cancellation is thereby rendered ineffective or invalid, such Seller shall be conclusively deemed to have granted to the President of the Purchaser or Purchaser Europe (as applicable) (or his or her designee): (i) a proxy coupled with an interest to vote the Seller’s shares of Purchaser Parent Common Stock that were to have been cancelled at any meeting of the stockholders of Purchaser Parent, which proxy shall be irrevocable until such time as such Seller tenders such stock certificate(s) to the Purchaser or Purchaser Europe (as applicable); and (ii) a binding power of attorney, with full power of substitution, solely for the purpose of executing, on behalf of such Seller, any written consent of stockholders of Purchaser Parent in lieu of meeting with respect to the Seller’s shares of Purchaser Parent Common Stock that were to have been cancelled, which shall be effective until such time as such Seller tenders such stock certificate(s) to the Purchaser or Purchaser Europe (as applicable).

(d)                             Any cash payment required under this Section 7.6 that is not made in full within five (5) Business Days after determination of such amount being due under this Article VII will thereafter bear interest, compounded annually, at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

7.7       Satisfaction of Seller Indemnification Claim Amounts.  Any amounts that are required to be paid by the Purchaser or Purchaser Europe to one or more Seller Indemnified Parties under this Article VII (each, a “Purchaser Indemnification Payment Amount”) shall be satisfied in cash, by wire transfer of immediately available funds to the Seller’s account, not later than five (5) Business Days after determination of the Purchaser Indemnification Payment Amount pursuant to this Article VII (allocated between the Purchaser and Purchaser Europe in proportion to the Purchase Price of the Purchased Equity Interests that each is purchasing hereunder). Any cash payment required under this Section 7.7 that is not made in full within five (5) Business Days after determination of such amount being due under this Article VII will thereafter bear interest, compounded annually, at a rate equal to the prime rate in effect from time to time (as published in the Wall Street Journal) plus two (2) percentage points, until paid in full.

7.8       Materiality and Material Adverse Effect Qualifiers.  All materiality qualifications contained in the representations and warranties of the parties set forth in this Agreement (however they may be phrased and including the term “Material Adverse Effect”) shall be taken into account for purposes of this Article VII solely for purposes of determining whether a breach of such representation and warranty has occurred and, if such breach has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses arising out of or relating to such breach of such representation and warranty under this Article VII.

7.9       Reliance.  The respective representations and warranties made by the Sellers in Articles II and III and by the Purchaser and Purchaser Europe in Article IV are made by each such party with the knowledge and expectation that the other party is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement.  No investigation made by or the benefit of any Indemnified Party or any of its representatives, nor any information or knowledge acquired or held by any Indemnified Party, whether the result of any such investigation or otherwise (including as a result of disclosure of any such information on the Disclosure Schedule), shall in any way limit, constitute a waiver of, or a defense to, any right of such Indemnified Party to receive indemnification pursuant to this Article VII from the applicable Indemnifying Party with respect to any of the representations and warranties of the Indemnifying Party set forth in this Agreement.

7.10      Tax Treatment Indemnification Payments.  Any indemnification payments made pursuant to this Article VII shall be treated for all Tax purposes as adjustments to the Transaction Consideration paid by the Purchaser and Purchaser Europe for the respective Purchased Equity Interests being purchased by them hereunder, unless otherwise required by applicable Law.

ARTICLE VIII
TERMINATION

8.1       Termination.  This Agreement may only be terminated, at any time prior to the Closing Date, as follows:

(a)                          by the written agreement of the Purchaser and the Sellers;

(b)                          by either the Purchaser, on the one hand, or the Sellers, on the other hand, if the Closing shall not have occurred on or before February 28, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement shall have caused, or resulted in, the failure of the Closing Date to occur on or before the End Date;

(c)                          by the Purchaser, upon a breach of any representation and warranty, covenant or agreement of the Sellers or an individual Seller set forth in this Agreement, or if any representation and warranty of the Sellers or an individual Seller set forth in this Agreement shall become untrue, in either case such that the conditions to the obligations of the Purchaser and Purchaser Europe to consummate the Closing set forth in Section 6.1(a) or (b) (as applicable) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; provided, however, that if such breach or untruth is curable by the Sellers or the applicable individual Seller prior to the End Date through the exercise of commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 8.1(c) prior to ten (10) Business Days following written notice having been provided by the Purchaser to the Sellers or the applicable individual Seller of such breach or untruth (and then only if such breach or untruth has not been cured);

(d)                          by the Sellers, upon a breach of any representation and warranty, covenant or agreement of the Purchaser or Purchaser Europe set forth in this Agreement or if any representation and warranty of the Purchaser or Purchaser Europe set forth in this Agreement shall become untrue, in either case such that the conditions to the Sellers’ obligation to consummate the Closing set forth in Section 6.2(a) or (b) (as applicable) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; provided, however, that if such breach or untruth is curable by the Purchaser or Purchaser Europe prior to the End Date through the exercise of commercially reasonable efforts, then the Sellers may not terminate this Agreement under this Section 8.1(d) prior to ten (10) Business Days following written notice having been provided by the Sellers to the Purchaser of such breach or untruth (and then only if such breach or untruth has not been cured); or

(e)                          by either the Purchaser, on the one hand, or the Sellers, on the other hand, if any condition to such party’s obligation to consummate the Closing set forth in Article VI shall have become incapable of satisfaction (other than as provided in Sections 8.1(c) and (d)); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of any provision of this Agreement shall have caused, or resulted in, such Closing condition to have become incapable of satisfaction.

Any termination made in accordance with Section 8.1(b), (c), (d) or (e) shall be effective upon delivery of a notice of termination by the terminating party to each other party, which notice shall refer to the subsection of this Section 8.1 pursuant to which such termination is being made.

8.2       Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, it shall become void and have no effect, without any liability to any party or any of its directors, officers, representatives, stockholders or Affiliates in respect hereof; provided, however, that:

(a)                          any such termination shall not affect the parties’ respective rights and obligations under Section 5.7 (Publicity), Article X, the Confidentiality Agreement and this Section 8.2, which shall each survive such termination;

(b)                          if such termination results from the: (i) willful failure of a party to perform a covenant or agreement set forth in this Agreement; or (ii) willful breach by a party of any of its representations and warranties set forth in this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such willful failure or willful breach;

(c)                          the Purchaser and Purchaser Europe shall, at their election, either: (i) return to the Sellers all documents and other materials received from the Sellers, the Companies or any of their respective Affiliates, agents and representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; or (ii) destroy the same and deliver to the Sellers a certificate signed by an officer of the Purchaser and Purchaser Europe confirming such destruction; and

(d)                          each of the Companies shall (and the Sellers shall cause each of the Companies to), at its election, either: (i) return to the Purchaser and Purchaser Europe all documents and other materials received from the Purchaser, Purchaser Europe or any of their respective Affiliates, agents and representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; or (ii) destroy the same and deliver to the Purchaser and Purchaser Europe a certificate signed by an officer of WBS LLC confirming such destruction.

ARTICLE IX
DEFINITIONS

9.1       Definition of Certain Terms.  The terms defined in this Article IX, whenever used in this Agreement (including in the Disclosure Schedule), shall have the respective meanings indicated below for all purposes of this Agreement.

“Accrued Seller Draw Obligations” has the meaning set forth in Section 5.8(b).

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, with “control” (including the terms “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Purchase Agreement, including the Exhibits and Schedules hereto, as amended, supplemented and modified from time to time in accordance with its provisions.

“Alternative Transaction” has the meaning set forth in Section 5.4.

“Applicable Law” has the meaning set forth in Section 2.15.

“Audit Expenses” has the meaning set forth in Section 5.12.

“Base U.S. Cash Transaction Consideration” has the meaning set forth in Section 1.1(b)(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Business Intellectual Property” has the meaning set forth in Section 2.11.

“Cash Europe Transaction Consideration” has the meaning set forth in Section 1.1(a).

“Cash U.S. Transaction Consideration” has the meaning set forth in Section 1.1(b)(i).

“Charter” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Memorandum” means the memorandum delivered by the Sellers to the Purchaser pursuant to Section 1.3, which shall set forth: (a) the name of each Person to receive a payment under Section 1.3 at the Closing; (b) the amount payable to each such Person; and (c) each such Person’s wire instructions.

“Closing NWC Adjustment” has the meaning set forth in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the preamble.

“Companies Employees” has the meaning set forth in Section 5.6(a).

“Companies Employees Severance Obligation” has the meaning set forth in Section 5.6(a).

“Companies Governmental Authorizations” means the Companies Permits and the Companies Telecommunications Licenses.

“Companies Permits” has the meaning set forth in Section 2.18.

“Companies Telecommunications Licenses” has the meaning set forth in Section 2.19(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Consent of Spouse” has the meaning set forth in Section 1.5(a)(iii).

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement that is binding, in whole or in part, upon the parties thereto.

“Contractual Consents” has the meaning set forth in Section 2.2(b).

“Disclosure Schedule” means the disclosure schedules setting forth exceptions to the representations and warranties made by the Sellers in Articles II and III, which is incorporated by reference into this Agreement and thereby made a part hereof.

“Dispute Notice” has the meaning set forth in Section 7.4.

“Downward Post-Closing NWC Adjustment Amount” has the meaning set forth in Section 1.6(c).

“Employee Options Release Agreements” has the meaning set forth in Section 1.5(a)(viii).

“Employee Plan” has the meaning set forth in Section 2.14(a).

“Employment Agreement” has the meaning set forth in Section 1.7.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Law” means any U.S. federal, state, county, regional, foreign or local law, statute, rule, regulation, code, ordinance, order, decree or judgment relating to: (a) the manufacture, transport, use, treatment, storage, disposal of Hazardous Substances, Release or threat of Release; (b) pollution or the protection of human health, safety or the environment as they relate to Hazardous Substances or the environment (including natural resources, air, and surface or subsurface land or waters); or (c) natural resources, including laws relating to Releases or threats of Releases or otherwise relating to the manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, or handling of Hazardous Substances, including the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq), the Safe Drinking Water Act, as amended (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.), and other similar state and local statutes, and any regulations promulgated thereto.

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Judicial Authority before which any Proceeding therefor may be brought.

“Equity Interests” means: (a) with respect to Person organized as a corporation, shares of the  stock of such Person (or any options, warrants, debt or other securities convertible into, exercisable for or exchangeable for, stock); (b) with respect to a Person organized as a limited liability company, LLC ownership interests, units or other equity interests of such Person (or any options, warrants, debt or other securities convertible into, exercisable for or exchangeable for, any such equity interests); and (c) with respect to a Person organized as any other type of entity, the interests representing ownership of such Person (or any options, warrants, debt or other securities convertible into, exercisable for or exchangeable for, any such interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Companies (or its successors), is or would have been at any date of determination occurring since the formation of the Companies, treated as a single employer under Section 414 of the Code.

“Estimated NWC” has the meaning set forth in Section 1.6(a).

“FCC” means the United States Federal Communications Commission.

“FCC Approval” means the approval of the FCC under 47 C.F.R. §63.24 to assign or transfer control to the Purchaser of the Telecommunications Licenses issued by the FCC to any of the Companies pursuant to 47 U.S.C. §214.

“Final Post-Closing NWC Statement” has the meaning set forth in Section 1.6(b).

“Final NWC” has the meaning set forth in Section 1.6(b).

“Financial Statements” has the meaning set forth in Section 2.5(a).

“GAAP” means United States generally accepted accounting principles in effect as of the date of this Agreement.

“Governmental Authority” means any: (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, including courts, public utilities, sewer authorities and any supra-national organization, state, county, city or other political subdivision; or (c) other Person exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including the Telecommunications Operating Authorities.

“Hazardous Substance” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), any toxic substance, oil or hazardous material or other chemical or substance (including any petroleum product or by-product, asbestos in any form, polychlorinated biphenyls, urea formaldehyde or perchlorate) regulated by or forming the basis of liability under any applicable Environmental Laws, or any other material or substance that is listed or classified as hazardous pursuant to any applicable Environmental Law.

“Hollander” has the meaning set forth in the preamble.

“Income Tax” means any federal, state, local or foreign Tax that, in whole or in part, is based on, measured by or calculated by reference to income, profits or gains, including any state or local franchise Tax, and including any interest, penalty or addition thereto, whether or not disputed.

“Indebtedness” means, as to any Person: (a) all indebtedness to any other Person for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other instruments; (c) all obligations upon which interest charges are customarily paid or owed (other than trade payables incurred in the ordinary course of business); (d) capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; and (e) all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss, but not including, for the purposes of each of the foregoing clauses (a) through and including (e), any inter-company payables or other obligations solely among such Person and any direct or indirect wholly-owned Subsidiaries of such Person.

“Initial Installment Shares” means an aggregate of one hundred sixty-six thousand nine hundred fifty-six (166,956) shares of the Stock U.S. Transaction Consideration, allocated between the Sellers as set forth on Schedule A.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountants” has the meaning set forth in Section 1.6(b).

“Intellectual Property”  means any patents, utility models, industrial designs, trademarks, service marks, trade names, domain names, copyrights, trade secrets, know how, technology and inventions and any registrations or applications for registration of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind, whether foreign or domestic (including any Governmental Authority exercising judicial powers or functions of any kind).

“Knowledge of the Companies” and correlative phrases such as “the Companies’ Knowledge” means the knowledge that Charter, Hollander, Greg Sadler, Chad Jensen, Nicole DeHerrera, Justin Marron or Erin Klietzke actually has or the knowledge that any such person would be reasonably expected to obtain after making the same reasonable inquiry that a reasonably prudent business person would have made in the management and conduct of a business in order to gain a reasonable understanding of the matter.

“Law” means any treaty, statute, law, ordinance, regulation, Order or rule issued, promulgated or entered by or with any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.12.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“Loss” means any claim, liability, shortage, damage, diminution in value, settlement, deficiency, expense (including reasonable attorneys’ and accountants’ fees), assessment, Tax, or loss of any kind.

“Management Agreement” has the meaning set forth in Section 1.8.

“Material Adverse Effect” means any material adverse effect on: (a) the business, operations, properties, Liabilities, prospects or results of operations of the Companies, taken as a whole; or (b) the ability of any of the Companies or the Seller(s) to perform any of their respective obligations under this Agreement or to consummate the transaction contemplated hereby.

“Material Contracts” has the meaning set forth in Section 2.10(a).

“Non-Released Claims” has the meaning set forth in Section 5.8(b).

“Notes U.S. Transaction Consideration” has the meaning set forth in Section 1.1(b)(iii).

“Notice of Claim” has the meaning set forth in Section 7.4.

“NWC” means Current Assets minus Current Liabilities, with: (a) the “Current Assets” consisting of cash and cash equivalents, short-term investments, accounts receivable, inventory, deposits (including lease deposits), retainers, work in process, prepaid expenses, and other current assets of the Companies, in each case as determined in accordance with GAAP (excluding: (i) any effects from purchase accounting; and (ii) any receivables from any of the Sellers or any other related parties); and (b) “Current Liabilities” consisting of accounts payable, accrued expenses, the current portion of long term indebtedness, and other current liabilities of the Companies, in each case as determined in accordance with GAAP (excluding: (i) any effects from purchase accounting; (ii) up to fifty-five thousand dollars ($55,000) of Audit Expenses; and (iii) the Companies Employees Severance Obligation); provided, however, that the Current Liabilities shall include all of the Accrued Seller Draw Obligations, regardless of whether or not they would otherwise constitute ‘current liabilities’ of the Companies under GAAP.

“NWC Dispute Notice” has the meaning set forth in Section 1.6(b).

“Offer Letters” has the meaning set forth in Section 5.6(a).

“One Step” means One Step Consulting, Inc.

“One Step Debt” means the Liabilities of the Companies under the Settlement Agreement, dated as of May 15, 2008, by and among WBS LLC, the Sellers, WBS Inc., TEK Channel, WBS Direct, L.L.C., One Step, Charles Gucker and Christopher Zydel.

“One Step Release Agreement” has the meaning set forth in Section 1.5(a)(v).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

“Organizational Documents” of a Person means: (a) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Authority, which filing forms or organizes the Person; and (b) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Authority, which organize or govern the internal affairs of such Person, in the case of each of clause (a) and (b) above, as amended to date and in effect at the time in question.

“PBGC” has the meaning set forth in Section 2.14(b).

“Permit” means any permit, license, authorization, registration, franchise, approval, certificate, variance, waiver or other authorization, approval, consent, clearance or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Financial Statements or that are not yet due; (b) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (c) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith; (d) easements, rights of way, encroachments and restrictions, zoning ordinances and other similar encumbrances affecting the Leased Real Property that would be shown on, or disclosed by, a current title report or survey, and which individually or in the aggregate, do not materially interfere with the use or possession by any of the Companies of the Leased Real Property; and (e) statutory Liens in favor of lessors arising in connection with any property leased to any of the Companies which, individually or in the aggregate, are not material and do not materially interfere with the use or possession by any of the Companies of any of the Leased Real Property.

“Person” means any natural person, firm, partnership, association, corporation, Companies, limited liability company, trust, business trust, Governmental Authority or other entity.

“Post-Closing NWC Statement” has the meaning set forth in Section 1.6(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Preliminary NWC Statement” has the meaning set forth in Section 1.6(a).

“Proceeding” means any action, suit, arbitration, mediation, litigation or hearing involving any Governmental Authority or Judicial Authority.

“Purchased Equity Interests” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 1.5(b)(v).

“Purchaser Europe” has the meaning set forth in the preamble.

“Purchaser Fundamental Representations” has the meaning set forth in Section 7.1.

“Purchaser Indemnification Cap” means the amount of money equal to the sum of: (a) the Base U.S. Cash Transaction Consideration; (b) the Cash Europe Transaction Consideration; (c) the U.S. Notes Transaction Consideration; and (d) the U.S. Stock Transaction Consideration.

“Purchaser Indemnification Deductible” has the meaning set forth in Section 7.3(b).

“Purchaser Indemnification Payment Amount” has the meaning set forth in Section 7.7.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.2(a).

“Purchaser Parent” means Global Telecom & Technology, Inc., a Delaware corporation.

“Purchaser Parent Common Stock” means the Common Stock, par value $0.001 per share, of Purchaser Parent.

“Purchaser Parent Common Stock Price” as of a certain day, means the volume weighted average price, over the ten (10) trading days preceding such day, of Purchaser Parent Common Stock, as reported for consolidated transactions on the Nasdaq Stock Market or, if Purchaser Parent Common Stock is not then listed or admitted to trading on the Nasdaq Stock Market, on the principal national securities exchange on which Purchaser Parent Common Stock is listed or admitted to trading or, if Purchaser Parent Common Stock is not then listed or admitted to trading on any national securities exchange, in the over-the-counter market (as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use) or, if Purchaser Parent Common Stock is not then quoted on the over-the-counter market, as reasonably determined in good faith by Purchaser Parent’s Board of Directors.

“Real Estate Leases” has the meaning set forth in Section 2.12.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Substances into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Substances).

“Released Claims” has the meaning set forth in Section 5.8(a).

“Releasees” has the meaning set forth in Section 5.8(a).

“Releasor” has the meaning set forth in Section 5.8(a).

“Releasor Person” has the meaning set forth in Section 5.8(a).

“Representatives” has the meaning set forth in Section 5.4.

“Second Installment Shares” means an aggregate of one hundred sixty-six thousand nine hundred fifty-six (166,956) shares of the Stock U.S. Transaction Consideration, allocated between the Sellers as set forth on Schedule A.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 1.5(a)(xiii).

“Seller Fundamental Representations” has the meaning set forth in Section 7.1.

“Seller Indemnification Cap” means the amount of money equal to the sum of: (a) the Base U.S. Cash Transaction Consideration; (b) the Cash Europe Transaction Consideration; (c) the U.S. Notes Transaction Consideration; and (d) the U.S. Stock Transaction Consideration.

“Seller Indemnification Deductible” has the meaning set forth in Section 7.3(a).

“Seller Indemnification Payment Amount” has the meaning set forth in Section 7.6(a).

“Seller Indemnified Party” has the meaning set forth in Section 7.2(c).

“Separation Agreement” has the meaning set forth in Section 5.6(a).

“Shares” has the meaning set forth in Section 3.5.

“State Telecommunications Operating Authority” means any state public utilities commission, public service commission or other state Governmental Authority having authority over the provision of telecommunications services by any of the Companies in such state.

“Stock U.S. Transaction Consideration” has the meaning set forth in Section 1.1(b)(ii).

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by the first Person or by one or more of its respective Subsidiaries.

“SVB” means Silicon Valley Bank.

“SVB Debt” means the Obligations (as defined therein) under the Loan and Security Agreement, dated as of April 11, 2008, among Silicon Valley Bank, WBS LLC, WBS Inc. and TEK Channel, as amended.

“SVB Term Sheet” has the meaning set forth in Section 1.9.

“Target NWC” has the meaning set forth in Section 1.6(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, telecommunications, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax or assessment of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not, and including any Liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee liability or operation of law or as an indemnitor, guarantor, surety or in a similar capacity.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement filed or required to be filed with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“TEK Channel” has the meaning set forth in the preamble.

“Telecommunications Laws” means the Communications Act of 1934, as amended (including by the Telecommunications Act of 1996) and any rules, regulations or policies promulgated by the FCC or any other Telecommunications Operating Authority.

“Telecommunications Operating Authority” means the FCC and any State Telecommunications Operating Authority.

“Third Installment Shares” means an aggregate of one hundred sixty-six thousand nine hundred fifty-eight (166,958) shares of the Stock U.S. Transaction Consideration, allocated between the Sellers as set forth on Schedule A.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Consideration” has the meaning set forth in Section 1.1(b).

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” has the meaning set forth in Section 5.10(a)(ii).

“Upward Post-Closing NWC Adjustment Amount” has the meaning set forth in Section 1.6(c).

“U.S. Transaction Consideration” has the meaning set forth in Section 1.1(b).

“Vencore” means VenCore Solutions, LLC.

“Vencore Debt” means the Liabilities of the Companies under the Master Lease Agreement, dated on or about June 25, 2008, among WBS LLC, VenCore and TEK Channel, as amended.

“Vencore Warrant” means the Warrant, dated as of June 25, 2008, issued by WBS LLC to VenCore.

“Vencore Consent and Warrant Termination Agreement” has the meaning set forth in Section 6.1(e).

“Virginia Courts” has the meaning set forth in Section 10.9.

“WARN Act” means the United States Worker Adjustment and Retraining Act, 29 U.S.C. §2101, et seq., and the rules and regulations promulgated thereunder from time to time.

“WBS Europe” has the meaning set forth in the preamble.

“WBS Inc.” means WBS Connect, Inc., a Colorado corporation.

“WBS LLC” has the meaning set forth in the preamble.

“WBS LLC Stock Incentive Plan” means the WBS Connect LLC 2008 Equity Option Plan.

“Welfare Plan” has the meaning set forth in Section 2.14(a).

“2008 Financial Statements” has the meaning set forth in Section 2.5(a).

“2009 Financial Statements” has the meaning set forth in Section 2.5(a).

Certain other terms used in this Agreement shall have the respective meanings or interpretations set forth in Section 10.13.

ARTICLE X
GENERAL PROVISIONS

10.1      Expenses.  Except as otherwise specifically provided for in this Agreement: (i) the Purchaser and Purchaser Europe shall bear all of their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Closing is consummated; and (ii) the Companies shall bear up to twenty-five thousand dollars ($25,000) of the legal expenses incurred by any of the Companies and the Sellers with Burns Figa & Will, P.C., legal counsel to the Companies and the Sellers, in connection with the transactions contemplated hereby and the Sellers shall bear all other expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred by the Sellers or the Companies in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Closing is consummated.

10.2      Further Actions.  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the transactions contemplated by this Agreement.

10.3      Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed using certified or registered mail with postage prepaid; or (c) sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

If to any of the Companies (prior to the Closing):

WBS Connect, L.L.C.
700 North Colorado Blvd., Suite 307
Denver, CO 80206
Attention: Greg Sadler

with a copy (which shall not constitute notice) to:

Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111
Attention: Theresa M. Mehringer, Esq.

If to Charter:

Scott Charter
8655 West Wesley Place
Lakewood, CO 80227

with a copy (which shall not constitute notice) to:

Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111
Attention: Theresa M. Mehringer, Esq.

If to Hollander:

Michael Hollander
10345 Weeden Place
Lone Tree, CO 80124

with a copy (which shall not constitute notice) to:

Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111
Attention: Theresa M. Mehringer, Esq.

If to the Purchaser, Purchaser Europe or the Companies (after the Closing):

c/o Global Telecom & Technology, Inc.
8484 Westpark Drive, Suite 720
McLean, VA 22102
Attention: Christopher McKee, General Counsel

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
3050 K Street, N.W., Suite 400
Washington, D.C. 20007
Attention:  Brad E. Mutschelknaus, Esq.

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party.  Each communication transmitted in the manner described in this Section 10.3 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (x) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (y) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason or, in each case, at such other address as may be specified in writing to the other parties hereto.

10.4      Assignment; Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as provided in the next sentence of this Section 10.4, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of each of the parties and any purported assignment or delegation in violation of this Section 10.4 will be null and void.  The Purchaser and Purchaser Europe shall have the right, without the consent of any of the Companies or the Sellers but with prior notice to the Companies and the Sellers, to: (a) assign their respective rights and obligations hereunder to any Affiliate thereof or to any successor of all or substantially all of their respective businesses or assets, in each case that assumes this Agreement; and (b) collaterally assign its rights hereunder to any lender.

10.5      Amendment; Waiver.  No purported amendment or modification to any provision of this Agreement shall be binding upon the parties to this Agreement unless the Purchaser and the Sellers have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment or modification (as applicable) to this Agreement and specifies the provision(s) that are being amended or modified (as applicable).  No purported waiver of any provision of this Agreement shall be binding upon the Purchaser or Purchaser Europe, on the one hand, or the Sellers or the Companies, on the other hand, unless either: (a) the Purchaser (with respect to waivers by: (i) the Purchaser; (ii) Purchaser Europe; or (iii) the Companies after the Closing); or (b) the Sellers (with respect to waivers by: (i) the Sellers; or (ii) the Companies before the Closing) has duly executed and delivered to the Sellers or the Purchaser (as applicable) a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived.  Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.6      Entire Agreement.  This Agreement (including the Exhibits and Schedules referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent, exclusivity agreement, term sheet or memorandum of terms entered into or exchanged by the parties.

10.7      Severability.  If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

10.8      Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.9      Consent to Jurisdiction. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN ANY STATE OR FEDERAL COURT LOCATED IN THE COMMONWEALTH OF VIRGINIA AND ANY APPELLATE COURTS THEREFROM (COLLECTIVELY, “VIRGINIA COURTS”) OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM WHICH IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE.  EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE VIRGINIA COURTS IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT.  EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS.

10.10     Waiver of Punitive and Other Damages and Jury Trial.

(a)                          EXCEPT FOR INDEMNIFICATION FOR SUCH DAMAGES INCURRED BY A PARTY AND ACTUALLY PAID TO A THIRD PARTY, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                          EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11     Remedies.  Except as otherwise expressly set forth in Article VII, each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement.  Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  A party’s right to specific performance or injunctive relief  shall be in addition to all other legal or equitable remedies available to such party.  In addition to any other remedies available to the Purchaser or Purchaser Europe at law or in equity, the Purchaser or Purchaser Europe shall have the right (but not the obligation) to satisfy all or any part of any amount due or owing to the Purchaser or Purchaser Europe by either or both of the Sellers in connection with the transactions contemplated by this Agreement by canceling one or more shares of Stock U.S. Transaction Consideration at a value per share equal to the then-current Purchaser Parent Common Stock Price, with any such cancellation to be effected in the manner provided in Section 7.6(c).

10.12     Third Party Beneficiaries.  No Person other than the Purchaser, Purchaser Europe, the Companies and the Sellers is, is intended to be, or shall be a beneficiary of this Agreement, other than the Purchaser Indemnified Parties, the Seller Indemnified Parties and any permitted successors and assigns of the parties under Section 10.4.

10.13     Interpretation.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) references in this Agreement to a “party” means the Purchaser, Purchaser Europe, any of the Companies or either of the Sellers and to the “parties” means the Purchaser, Purchaser Europe, all of the Companies and both of the Sellers; (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (f) references to a Person shall include the successors and assigns thereof; (g) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement; (h) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and (i) any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement

10.14     Counterparts.  This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively.  This Agreement shall become effective and be deemed to have been executed and delivered by each of the parties at such time as counterparts hereto shall have been executed and delivered by all of parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have entered into Agreement as of the date written above.

THE PURCHASER:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By: /s/ Richard D. Calder
Name: Richard D. Calder
Title: President and CEO

PURCHASER EUROPE:

GTT-EMEA, LIMITED

By: /s/ Richard D. Calder
Name: Richard D. Calder
Title: Director

THE SELLERS: /s/ Scott Charter Scott Charter /s/ Michael Hollander Michael Hollander

THE COMPANIES:

WBS CONNECT, L.L.C.

By: /s/ Scott Charter
Name: Scott Charter

Title: CEO

TEK CHANNEL CONSULTING, LLC

By: /s/ Scott Charter
Name: Scott Charter

Title: CEO

WBS CONNECT EUROPE, LTD.

By: /s/ Scott Charter
Name: Scott Charter

Title: CEO

SCHEDULE A:

Name of Seller	Equity Interests in WBS LLC	Equity Interests in TEK Channel
Scott Charter	1,000,000 Units	50% membership interest
Michael Hollander	1,000,000 Units	50% membership interest

Name of Seller	Equity Interests in WBS Europe	Cash Europe Transaction Consideration
WBS Connect, L.L.C.	100 ordinary shares	$146,000

U.S. Transaction Consideration
Name of Seller	Cash U.S. Transaction Consideration	Notes U.S. Transaction Consideration	Stock U.S. Transaction Consideration
			Initial Installment Shares	Second Installment Shares	Third Installment Shares
Scott Charter	$827,000 + 50% of the SVB Debt amount as of Closing	$375,000	83,478 shares	83,478 shares	83,479 shares
Michael Hollander	$827,000 + 50% of the SVB Debt amount as of Closing	$375,000	83,478 shares	83,478 shares	83,479 shares
Totals:	$1,654,000 + 50% of the SVB Debt amount as of Closing	$750,000	166,956 shares	166,956 shares	166,958 shares

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